                                                                Exhibit (d)(1)




                          AGREEMENT AND PLAN OF MERGER


                                      AMONG


                          THE WILLIAMS COMPANIES, INC.,


                           RESOURCES ACQUISITION CORP.


                                       AND


                          BARRETT RESOURCES CORPORATION


                             DATED AS OF MAY 7, 2001

                                TABLE OF CONTENTS

                                                 ARTICLE I
                                                 THE OFFER

Section 1.1  The Offer..................................................................................2
Section 1.2  Company Actions............................................................................4

                                                ARTICLE II
                                                THE MERGER

Section 2.1  The Merger.................................................................................5
Section 2.2  Closing....................................................................................5
Section 2.3  Effective Time.............................................................................5
Section 2.4  Effects of the Merger......................................................................6
Section 2.5  Certificate of Incorporation and Bylaws; Officers and Directors............................6
Section 2.6  Principal Offices of the Company...........................................................6

                                                ARTICLE III
                           EFFECT OF THE MERGER ON THE STOCK OF THE CONSTITUENT
                                  CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 3.1  Effect on Stock............................................................................6
Section 3.2  Exchange of Certificates...................................................................7
Section 3.3  Tax Consequences...........................................................................9
Section 3.4  Adjustment of Exchange Ratio...............................................................9

                                                ARTICLE IV
                               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.1  Organization..............................................................................10
Section 4.2  Subsidiaries..............................................................................10
Section 4.3  Capital Structure.........................................................................10
Section 4.4  Authority.................................................................................11
Section 4.5  Consents and Approvals; No Violations.....................................................12
Section 4.6  SEC Documents and Other Reports...........................................................13
Section 4.7  Absence of Material Adverse Change........................................................13
Section 4.8  Information Supplied......................................................................14
Section 4.9  Compliance with Laws......................................................................14
Section 4.10  Tax Matters..............................................................................15
Section 4.11  Liabilities..............................................................................15
Section 4.12  Litigation...............................................................................15
Section 4.13  Benefit Plans............................................................................15
Section 4.14  State Takeover Statutes; Bylaws Provision; Rights Agreement..............................17
Section 4.15  Brokers..................................................................................17
Section 4.16  Voting Requirements......................................................................17
Section 4.17  Environmental Matters....................................................................17
Section 4.18  Contracts; Debt Instruments..............................................................19
Section 4.19  Title to Properties......................................................................19
Section 4.20  Intellectual Property....................................................................20

Section 4.21  Condition of Assets......................................................................20
Section 4.22  Derivative Transactions..................................................................20

                                                 ARTICLE V
                             REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Section 5.1  Organization..............................................................................21
Section 5.2  Capital Structure.........................................................................21
Section 5.3  Authority.................................................................................22
Section 5.4  Consents and Approvals; No Violations.....................................................22
Section 5.5  SEC Documents and Other Reports...........................................................23
Section 5.6  Absence of Material Adverse Change........................................................23
Section 5.7  Information Supplied......................................................................24
Section 5.8  Compliance with Laws......................................................................24
Section 5.9  Parent Shares.............................................................................24
Section 5.10  Reorganization...........................................................................24
Section 5.11  Liabilities..............................................................................25
Section 5.12  Interim Operations of Sub................................................................25
Section 5.13  Litigation...............................................................................25
Section 5.14  California Exposure......................................................................25
Section 5.15  Brokers..................................................................................25

                                                ARTICLE VI
                                 COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.1  Conduct of Business Pending the Merger....................................................25
Section 6.2  No Solicitation; Acquisition Proposals....................................................28
Section 6.3  Third Party Standstill Agreements.........................................................30
Section 6.4  Disclosure of Certain Matters; Delivery of Certain Filings................................30
Section 6.5  Conduct of Business of Sub Pending the Merger.............................................31
Section 6.6  Modifications to Recommendations..........................................................31

                                                ARTICLE VII
                                           ADDITIONAL AGREEMENTS

Section 7.1  Employee Benefits.........................................................................32
Section 7.2  Options...................................................................................33
Section 7.3  Shareholder Approval; Preparation of Form S-4 and Proxy Statement/Prospectus..............35
Section 7.4  Access to Information.....................................................................36
Section 7.5  Fees and Expenses.........................................................................36
Section 7.6  Public Announcements......................................................................38
Section 7.7  Transfer Taxes............................................................................38
Section 7.8  State Takeover Laws.......................................................................38
Section 7.9  Indemnification; Directors and Officers Insurance.........................................38
Section 7.10  Board of Directors.......................................................................40
Section 7.11  HSR Act Filings; Reasonable Best Efforts.................................................40
Section 7.12  Stay Bonuses; Severance..................................................................42
Section 7.13  Section 16 Matters.......................................................................42
Section 7.14  Tax Treatment............................................................................42

Section 7.15  Affiliate Letters........................................................................43
Section 7.16  Litigation...............................................................................43
Section 7.17  Rights Agreement.........................................................................43
Section 7.18  Bank Debt................................................................................43

                                               ARTICLE VIII
                                           CONDITIONS PRECEDENT

Section 8.1  Conditions to Each Party's Obligation to Effect the Merger................................44

                                                ARTICLE IX
                                         TERMINATION AND AMENDMENT

Section 9.1  Termination...............................................................................44
Section 9.2  Effect of Termination.....................................................................46
Section 9.3  Amendment.................................................................................46
Section 9.4  Extension; Waiver.........................................................................46

                                                 ARTICLE X
                                            GENERAL PROVISIONS

Section 10.1  Non-Survival of Representations and Warranties and Agreements............................46
Section 10.2  Notices..................................................................................46
Section 10.3  Interpretation; Definitions..............................................................47
Section 10.4  Counterparts.............................................................................54
Section 10.5  Entire Agreement; No Third-Party Beneficiaries...........................................54
Section 10.6  Governing Law............................................................................55
Section 10.7  Assignment...............................................................................55
Section 10.8  Severability.............................................................................55
Section 10.9  Enforcement of this Agreement............................................................55
Section 10.10  Obligations of Subsidiaries.............................................................55

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of May 7, 2001 (this "Agreement") among The Williams Companies, Inc., a Delaware corporation ("Parent"), Resources Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and Barrett Resources Corporation, a Delaware corporation (the "Company") (Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations"). Except as otherwise set forth herein, capitalized (and certain other) terms used herein shall have the meanings set forth in Section 10.3.

                                   WITNESSETH:

         WHEREAS, the Board of Directors of the Company has, in light of and subject to the terms and conditions set forth herein, determined that a business combination between Parent and the Company is fair to the Company's stockholders and in the best interests of such stockholders;

         WHEREAS, it is intended that the acquisition be accomplished by Sub commencing a cash tender offer for 16,730,502 outstanding shares of Common Stock, par value $0.01 per share, of the Company ("Company Common Stock"), together with the associated Company Rights, upon the terms and subject to the conditions set forth in this Agreement (the shares of Company Common Stock subject to the Offer, together with the associated Company Rights, are hereinafter referred to as the "Shares") in an amount of $73.00 per Share (the "Offer Consideration") to be followed by a merger of the Company with and into Sub (the "Forward Merger");

         WHEREAS, subsequent to the purchase by Sub of Shares in the Offer, each Share (other than Shares held directly or indirectly by Parent or the Company, which Shares shall be cancelled) would be converted into the right to receive
1.767 (the "Exchange Ratio") duly authorized, validly issued, fully paid and non-assessable shares of common stock, par value $1.00 (the "Parent Common Stock" and, together with associated Parent Rights, the "Parent Shares") of Parent (the "Merger Consideration");

         WHEREAS, if the Tax Opinion Standard (as defined herein) has not been met, the parties desire to permit an alternate merger structure providing for the merger of Sub (or other direct or indirect wholly-owned subsidiary of Parent, as determined by Parent in its sole discretion) with and into the Company (the "Reverse Merger"), and the surviving corporation shall thereby become a direct or indirect wholly-owned subsidiary of Parent;

         WHEREAS, the Board of Directors of the Company has adopted resolutions approving the Offer, this Agreement and the Merger (as defined herein), determining that this Agreement is advisable and that the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and recommending that the Company's stockholders accept the Offer, tender their Shares into the Offer and adopt this Agreement;

         WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have each approved the Merger, upon the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved and adopted this Agreement and the transactions contemplated hereby;

         WHEREAS, for Federal income tax purposes, it is intended that the Offer and the Forward Merger shall be treated as an integrated transaction (together, the "Transaction") and shall qualify as a "reorganization" within the meaning of
Section 368(a) of the Code and the United States Treasury Regulations; and

         WHEREAS, Parent, Sub and the Company each desires to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Sub and the Company hereby agree as follows:

                                    ARTICLE I
                                    THE OFFER

         Section 1.1 The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Section 9.1 and subject to the provisions of this Agreement, including the conditions to the Offer set forth in Exhibit A hereto, as promptly as practicable after the date of the public announcement by Parent and the Company of this Agreement, Sub shall, and Parent shall cause Sub to, commence, within the meaning of Rule 14d-2 under the Exchange Act, the Offer. The obligation of Sub to, and of Parent to cause Sub to, commence the Offer and accept for payment, and pay for, any Shares tendered pursuant to the Offer shall be subject only to the conditions set forth in Exhibit A (the "Offer Conditions") (any one or more of which may be waived in whole or in part by Sub in its sole discretion, provided that, without the prior written consent of the Company, Sub shall not waive the Minimum Condition (as defined in Exhibit A)). Sub expressly reserves the right to modify the terms of the Offer, except that, without the prior written consent of the Company, Sub shall not (i) reduce the number of Shares sought in the Offer, (ii) decrease the price per Share, (iii) impose any conditions to the Offer in addition to the Offer Conditions or modify the Offer Conditions in a manner adverse to the holders of Shares (other than to waive any Offer Conditions to the extent permitted by this Agreement), (iv) except as provided in (b) below, extend the Offer, (v) change the form of consideration payable in the Offer (other than by adding consideration) or (vi) make any other change or modification in any of the terms of the Offer in any manner that is adverse to the holders of Shares.

                  (b) The Offer shall initially be scheduled to expire 20 business days following the commencement thereof. Parent and Sub agree that Sub will not terminate the Offer between scheduled expiration dates (except in the event that this Agreement is terminated pursuant to Section 9.1) and that, in the event that Sub would otherwise be entitled to terminate the Offer at any scheduled expiration date thereof due to the failure of one or more of the Offer Conditions, unless this Agreement shall have been terminated pursuant to Section 9.1, Sub shall, and Parent shall cause Sub to, extend the Offer for such period or periods as shall be determined by Sub until such date as the Offer Conditions have been satisfied or such later date as required by applicable law; provided, however, that nothing herein shall require Sub to extend the Offer beyond the Outside Date. Notwithstanding the foregoing, Sub may, without the consent of the Company, (i) extend the Offer, if at the scheduled or extended expiration date of the Offer any of the Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived and (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or as might be required by the NYSE. Sub shall not provide for a subsequent offering period in accordance with Rule 14d-11 under the Exchange Act. Subject to the terms and conditions of the Offer and this Agreement, Sub shall, and Parent shall cause Sub to, accept and pay for 16,730,502 Shares validly tendered and not withdrawn pursuant to the Offer that Sub is permitted to accept and exchange for under applicable law, as soon as practicable after the expiration of the Offer, and in any event in compliance with the obligations respecting prompt payment pursuant to Rule 14e-1(c) under the Exchange Act; provided, however, that no such payment shall be made until after Parent and Sub shall have calculated how cash should be prorated if more than 16,730,502 Shares are validly tendered and not withdrawn pursuant to the Offer. If this Agreement is terminated by either Parent or Sub or by the Company, Sub shall, and Parent shall cause Sub to, promptly terminate the Offer.

                  (c) On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule TO (together with all supplements and amendments thereto, the "Schedule TO") with respect to the Offer and a related letter of transmittal, and Parent and Sub shall cause the Offer Documents to be disseminated to holders of Shares as and to the extent required by applicable federal securities laws. Parent and Sub agree that they shall cause the Schedule TO, the Offer to Purchase and all amendments or supplements thereto (which together constitute the "Offer Documents") to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable laws. Parent, Sub and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Sub further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to the Company's stockholders. Parent and Sub agree to provide the Company and its counsel any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and to cooperate with the Company and its counsel in responding to such comments.

                  (d) Parent shall provide or cause to be provided to Sub on a timely basis all funds necessary to accept for payment, and pay for, any Shares accepted for payment that are validly tendered and not withdrawn pursuant to the Offer and that Sub is permitted to accept for payment pursuant to the terms and conditions of the Offer and under applicable law.

         Section 1.2 Company Actions. (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Board of Directors of the Company, at a meeting duly called and held, duly adopted resolutions by unanimous vote (i) determining that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and are fair to and in the best interest of the Company's stockholders, (ii) approving this Agreement and the transactions contemplated hereby, including the Offer and the Merger, which approval constitutes approval under Section 203 of the DGCL such that the Offer, the Merger and this Agreement and the other transactions contemplated hereby are not and shall not be subject to any restriction of
Section 203 of the DGCL, (iii) waiving the application of Article IV of the Company's bylaws with respect to this Agreement, the Offer and the Merger pursuant to Section 7 thereof and (iv) resolving to recommend acceptance of the Offer and to recommend that stockholders of the Company tender their Shares pursuant to the Offer and to recommend approval and adoption of this Agreement and the Merger by the Company's stockholders at the Company Stockholders Meeting (as defined herein) (the recommendations referred to in this clause (iv) are collectively referred to in this Agreement as the "Recommendations"). The Company represents and warrants that its Board of Directors has received the opinion, each dated May 7, 2001, of each of Goldman, Sachs & Co. ("Goldman Sachs") and Petrie Parkman & Co., Inc. ("Petrie Parkman") that, as of such date and on the basis of and subject to the matters described therein, the Offer Consideration and the Merger Consideration, taken together, was fair to the Company's stockholders (other than Parent and the Company) from a financial point of view.

                  (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing the Recommendations (subject to the right of the Board of Directors of the Company to make a Subsequent Determination in accordance with Section 6.6 and shall cause the Schedule 14D-9 to be disseminated to the Company's stockholders as and to the extent required by applicable federal securities laws. Each of the Company, Parent and Sub agrees promptly to correct any information provided by it for use in the
Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to the Company's stockholders. The Company agrees to provide Parent and its counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and to cooperate with Parent, Sub and their counsel in responding to such comments.

                  (c) In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Shares and any securities convertible into Shares, and shall furnish to

Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent or Sub may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Sub and their affiliates, associates and agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will promptly, upon request, deliver, and will use reasonable efforts to cause their affiliates, associates and agents to deliver, to the Company all copies of such information then in their possession or control.

                                   ARTICLE II
                                   THE MERGER

         Section 2.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the DGCL, the Forward Merger shall be effected and the Company shall be merged with and into Sub at the Effective Time; provided, however, that if Parent does not obtain a written opinion of Tax Counsel (as defined herein) that satisfies the Tax Opinion Standard (as defined herein), then in Parent's reasonable discretion the Reverse Merger may be effected, and the surviving corporation shall thereby become a direct or indirect wholly-owned subsidiary of Parent. Following the Effective Time, if the Forward Merger is effected, then the separate existence of the Company shall cease and Sub shall continue as the surviving corporation or, if the Reverse Merger is effected, then the separate existence of Sub shall cease and the Company shall continue as the surviving corporation. The surviving corporation of the Forward Merger or the Reverse Merger, as the case may be, shall be herein referred as the "Surviving Corporation" and the Forward Merger and Reverse Merger shall collectively be referred to as the "Merger." The Surviving Corporation shall succeed to and assume all the rights and obligations of Sub and the Company in accordance with the DGCL.

         Section 2.2 Closing. The closing of the Merger will take place at 10:00 a.m. on a date mutually agreed to by Parent and the Company, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VIII (the "Closing Date"), at the offices of Sidley Austin Brown & Wood, Bank One Plaza, 10 South Dearborn Street, Chicago, Illinois 60603, unless another date, time or place is agreed to in writing by the parties hereto.

         Section 2.3 Effective Time. The Merger shall become effective when a Certificate of Merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, is duly filed with the Secretary of State of the State of Delaware, or at such other time as Sub and the Company shall agree should be specified in the Certificate of Merger. When used in this Agreement, the term "Effective Time" shall mean the later of the date and time at which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or such later time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made as soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth in Article VIII.

         Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL.

         Section 2.5 Certificate of Incorporation and Bylaws; Officers and Directors. (a) At the Effective Time, the Certificate of Incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the Restated Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law; provided, however, that the Certificate of Incorporation shall provide that the Surviving Corporation shall initially be named "Barrett Resources Corporation" and shall contain indemnification provisions consistent with the obligations set forth in
Section 7.9(a).

                  (b) The Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided by the Certificate of Incorporation of the Surviving Corporation or by applicable law; provided that the Bylaws of the Surviving Corporation shall contain indemnification provisions consistent with the obligations set forth in Section 7.9(a).

                  (c) The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                  (d) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         Section 2.6 Principal Offices of the Company. Parent currently anticipates that the Company's current principal offices in Denver, Colorado will serve as the Rocky Mountain principal offices for Parent's oil and gas exploration operations after the consummation of the Merger.

                                  ARTICLE III
                    EFFECT OF THE MERGER ON THE STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

         Section 3.1 Effect on Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any of Sub, the Company or the holders of any securities of the Constituent Corporations:

                  (a) Capital Stock of Sub. In the event of a Forward Merger, each issued and outstanding share of capital stock of Sub shall remain as one validly issued, fully paid and nonassessable share of Common Stock, no par value, of the Surviving Corporation. Notwithstanding the foregoing, in the event of a Reverse Merger, then each issued and outstanding share of capital stock of Sub shall be converted into and become one validly issued, fully paid and non-assessable share of Common Stock of the Surviving Corporation.

                  (b) Treasury Stock and Parent Owned Stock. Each Share that is owned by the Company, Parent, Sub (except for Shares that are owned by Sub, in the event of a Reverse

Merger) or any other Subsidiary of Parent shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                  (c) Conversion of Shares. Each Share issued and outstanding (other than Shares to be cancelled in accordance with Section 3.1(b) and other than Shares owned by Sub in the event of a Reverse Merger), shall be converted into the right to receive a number of duly authorized, validly issued, fully paid and non-assessable Parent Shares equal to the Exchange Ratio (the "Merger Consideration"). As of the Effective Time, all such Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive any dividends or distributions in accordance with Section 3.2(c), certificates representing the Parent Shares into which such Shares are converted and any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 3.2(d).

                  (d) Notwithstanding anything expressed or implied to the contrary in this Agreement, appropriate modifications shall be made to the provisions of this Agreement (including, without limitation, this Section 3.1) in the event of a Reverse Merger involving a direct or indirect wholly-owned subsidiary of Parent (other than Sub).

         Section 3.2 Exchange of Certificates. (a) At the Effective Time, Parent shall deposit, or shall cause to be deposited, with a banking or other financial institution mutually acceptable to Parent and the Company (the "Exchange Agent"), for the benefit of the holders of Shares, for exchange in accordance with this Article III, certificates representing the Parent Shares to be issued in connection with the Merger and cash in lieu of fractional shares (such cash and certificates for Parent Shares, together with any dividends or distributions with respect thereto (relating to record dates for such dividends or distributions after the Effective Time), being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 3.1 and paid pursuant to this
Section 3.2 in exchange for outstanding Shares.

                  (b) Exchange Procedure. As soon as practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the consideration contemplated by Section 3.1 and this Section 3.2, including cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole Parent Shares and (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions with respect to the Parent Shares as provided for in
Section 3.2(c), if any, that such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article III, after giving effect to any required withholding tax, and the Shares represented by the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable to holders of Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of Parent Shares, together with a check for the cash to be paid pursuant to this Section 3.2 may be issued to such a transferee if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the transferee shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

                  (c) Dividends. Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared with a record date after the Effective Time on Parent Shares shall be paid with respect to any Shares represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole Parent Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole Parent Shares and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Parent Shares, less the amount of any withholding taxes which may be required thereon. Parent will provide the Exchange Agent with the cash necessary to make the payments contemplated by this Section 3.2(c).

                  (d) No Fractional Securities. No fractional Parent Shares shall be issued pursuant hereto. In lieu of the issuance of any fractional share of Parent Shares, cash adjustments will be paid to holders in respect of any fractional share of Parent Shares that would otherwise be issuable, and the amount of such cash adjustment shall be equal to the product obtained by multiplying such stockholder's fractional share of Parent Shares that would otherwise be issuable to such holder by the closing price per share of Parent Shares on the NYSE on the Closing Date as reported by The Wall Street Journal (or, if not reported thereby, any other authoritative source).

                  (e) No Further Ownership Rights in Shares. All Parent Shares issued upon the surrender for exchange of Certificates in accordance with the terms of this Article III (including any cash paid pursuant to this Section 3.2) shall be deemed to have been issued in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective

Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this
Article III.

                  (f) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Parent Shares) which remains undistributed to the holders of Shares for twelve months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article III and the instructions set forth in the letter of transmittal mailed to such holders after the Effective Time shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) for payment of their Parent Shares, cash and unpaid dividends and distributions on Parent Shares deliverable in respect of each Share such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

                  (g) No Liability. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any person in respect of any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto and, if applicable, any unpaid dividends and distributions on shares of Parent Shares deliverable in respect thereof and any cash in lieu of fractional shares, in each case pursuant to this Agreement.

         Section 3.3 Tax Consequences. It is intended by the parties hereto that the Transaction shall constitute a "reorganization" within the meaning of
Section 368(a) of the Code and the United States Treasury Regulations thereunder.

         Section 3.4 Adjustment of Exchange Ratio. In the event that Parent changes or establishes a record date for changing the number of Parent Shares issued and outstanding as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination or similar transaction with respect to the outstanding Parent Shares and the record date therefor shall be prior to the Effective Time, the Exchange Ratio applicable to the Merger and any other calculations based on or relating to Parent Shares shall be appropriately adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, combination or similar transaction.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Each exception set forth in the Company Letter (as defined herein) to the representations and warranties in this Article IV and each other response to this Agreement set forth in the Company Letter is identified by reference to, or has been grouped under a heading referring to, a specific individual Section of this Agreement and relates only to such Section, except to the extent that one section of the Company Letter specifically refers to or reasonably relates to another section thereof. Except as set forth in the Company Letter, the Company represents and warrants to Parent and Sub as follows:

         Section 4.1 Organization. The Company and each of its Significant Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has requisite power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and each of its Significant Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Offer and/or the Merger. The Company has made available to Parent complete and correct copies of its certificate of incorporation and bylaws and the certificate of incorporation and bylaws (or similar organizational documents) of each of its Significant Subsidiaries, in each case as amended through the Closing Date.

         Section 4.2 Subsidiaries. Item 4.2 of the disclosure letter delivered by the Company to Parent and Sub prior to the execution of this Agreement (the "Company Letter") lists each Subsidiary of the Company and its respective jurisdiction of incorporation and indicates whether such Subsidiary is a Significant Subsidiary. All of the outstanding shares of capital stock or ownership interest of each such Subsidiary of the Company that is a corporation have been validly issued and are fully paid and nonassessable. Except as set forth in Item 4.2 of the Company Letter, all of the outstanding shares of capital stock or ownership interest of each Subsidiary of the Company are owned by the Company, by one or more Subsidiaries of the Company or by the Company and one or more Subsidiaries of the Company, free and clear of all Liens (including any restriction on the right to vote, sell or otherwise dispose of such capital stock). Except as set forth in Item 4.2 of the Company Letter and except for the capital stock of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any Person.

         Section 4.3 Capital Structure. (a) The authorized capital stock of the Company consists of 45,000,000 shares of Company Common Stock and 1,000,000 Preferred Shares, par value $.001 per share (the "Company Preferred Stock") of which 75,000 shares have been designated as Series A Junior Participating Preferred Stock (the "Company Series A Preferred Shares"). At the close of business on May 3, 2001, (i) 33,461,004 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights, (ii) 4,999 shares of Company Common Stock were held by the Company in its treasury, (iii) 2,302,073 shares of Company Common Stock were reserved for issuance pursuant to outstanding options to purchase Company Common Stock (the "Company Stock Options") granted under the Company's 2000 Stock Option Plan, 1999 Stock Option Plan, 1997 Stock Option Plan, 1994 Stock Option Plan, Plains Petroleum Company 1992 Stock Option Plan, 1990 Barrett Resources Corporation Nondiscretionary Stock Option Plan, Plains Petroleum Company 1989 Stock Option Plan and Plains Petroleum Company 1985 Stock Option Plan for Non-Employee Directors (together, and each as amended, the "Company Stock Plans") and (iv) no shares of Company Preferred Stock were issued and outstanding. As of the date of this Agreement, except for (i) the rights to purchase Company Series A Preferred Shares (the "Company Rights") issued pursuant to the Rights Agreement dated as of August 5, 1997, as amended pursuant to the Amendment to Rights Agreement dated as of February 25, 1999 and May 7, 2001 (as amended, the "Company Rights Agreement") between the Company and BankBoston, N.A., as Rights Agent (the "Company Rights Agent") or (ii) as set forth above, no Shares were issued, reserved for issuance or outstanding and there are not any phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any capital stock of the Company ("Stock Equivalents"). There are no outstanding stock appreciation rights with respect to the capital stock of the Company. Each outstanding Share is, and each Share which may be issued pursuant to the Company Stock Plans will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the Company's stockholders may vote. Except as set forth above or in Item 4.3 of the Company Letter, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Significant Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Significant Subsidiaries to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of capital stock or other voting securities or Stock Equivalents of the Company or of any of its Significant Subsidiaries or obligating the Company or any of its Significant Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding rights, commitments, agreements, or undertakings of any kind obligating the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other voting securities of the Company or any of its Subsidiaries or any securities of the type described in the two immediately preceding sentences.

                  (b) The Company has delivered or made available to Parent complete and correct copies of the Company Stock Plans and all forms of Company Stock Options. Item 4.3 of the Company Letter sets forth a complete and accurate list of all Company Stock Options outstanding as of the date of this Agreement and the exercise price of each outstanding Company Stock Option.

         Section 4.4 Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to adoption by the Company's stockholders of this Agreement with respect to the Merger (if required by applicable law), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to adoption by the Company's stockholders of this Agreement (if required by applicable law). This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

         Section 4.5 Consents and Approvals; No Violations. Except as set forth in Item 4.5 of the Company Letter, (a) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, (i) the certificate of incorporation or bylaws of the Company or the comparable charter or organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in clause (b) of this Section 4.5, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and
(iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate could not reasonably be expected to (x) have a Material Adverse Effect on the Company, (y) materially impair the Company's ability to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement.

                  (b) No consent by a Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by the Company under the HSR Act and any applicable filings under similar foreign antitrust or competition laws and regulations, (ii) the filing with the SEC of (A) the
Schedule 14D-9, (B) a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the "Proxy Statement"), and (C) such reports, schedules, forms and statements under the Exchange Act and the Securities Act, as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) such filings as may be required under state securities or "blue sky" laws, (iv) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be made or obtained individually or in the aggregate could not reasonably be expected to
(x) have a Material Adverse Effect on the Company, (y) impair the Company's ability to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement.

                  (c) Except as otherwise disclosed in Item 4.5(c) of the Company Letter, neither the Company nor any of its Subsidiaries is a party to or subject to any material agreement, contract, policy, license, Permit, document, instrument, arrangement or commitment that provides for an express non-competition covenant with any Person or in any geographic area and which limits in any material respect the ability of the Company to compete in its current business line.

         Section 4.6 SEC Documents and Other Reports. The Company has filed with the SEC all required reports, schedules, forms, statements and other documents required to be filed by it since April 1, 1998 under the Securities Act or the Exchange Act (the "Company SEC Documents"). As of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date so filed, and at the time filed with the SEC none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as of their respective dates in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except in the case of the unaudited statements, as permitted by Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein not material in amount).

         Section 4.7 Absence of Material Adverse Change. Except as disclosed in
Item 4.7 of the Company Letter or in the documents filed by the Company with the SEC and publicly available prior to the date of this Agreement (the "Company Filed SEC Documents"), since December 31, 2000 the Company and its Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course consistent with past practice and there has not been (i) any Material Adverse Change with respect to the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to its capital stock or any redemption, purchase or other acquisition of any of its capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) any change in accounting methods, principles or practices by the Company, except insofar as may have been required by a change in GAAP, (v) except in the ordinary course of business or as required under plans or agreements in effect prior to January 1, 2001, (A) any granting by the Company or any of its Subsidiaries to any current or former director, officer or employee of the Company or any of its Subsidiaries of any increase in compensation, (B) any granting by the Company or any of its Subsidiaries to any such director, officer or employee of any increase in severance or termination pay (including the acceleration in the exercisability of options to purchase, the re-pricing of options to purchase, or in the vesting of, Company Common Stock (or other property)), in excess of 10% of the potential amount payable under plans in effect as of December 31, 2000, or (C) any entry by the Company or any of its Subsidiaries into any material employment, deferred compensation, severance or termination agreement with any such current or former director, officer, or employee; (vi) any damage, destruction or loss, whether or not covered by insurance, that has had or could reasonably be expected to have a Material Adverse Effect on the Company, (vii) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries, (viii) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice in the amount of more than $10 million in the aggregate through the date of this Agreement, (ix) any creation or assumption by the Company or any of its Subsidiaries of any material Lien on any asset other than in the ordinary course of business consistent with past practice, (x) any making of any loan, advance or capital contributions to or investment in any Person other than (A) loans, advances or capital contributions to or investments in wholly-owned Subsidiaries or entities that became wholly-owned Subsidiaries made in the ordinary course of business consistent with past practice, (B) loans or advances made to employees in the ordinary course of business consistent with past practice and (C) investments made in the ordinary course of business consistent with past practice, (xi) any material labor strike or dispute, other than routine individual grievances, or any material activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement at December 31, 2000, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees, or (xii) any agreement by the Company or any of its Subsidiaries to perform any action described in clauses (i) through (xi) above.

         Section 4.8 Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the information to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Information Statement") or
(iv) the Proxy Statement, will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting which has become false or misleading. The Schedule 14D-9, the Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein.

         Section 4.9 Compliance with Laws. The Company and its Subsidiaries have been, and are, in compliance in all material respects with all applicable statutes, laws, ordinances, regulations, rules, judgments, decrees or orders of any Governmental Entity, except for any non-compliance that could not reasonably be expected to have a Material Adverse Effect on the Company, and neither the Company nor any of its Subsidiaries has received any notice from any Governmental Entity or any other Person that either the Company or any of its Subsidiaries is in violation of, or has violated, any applicable statutes, laws, ordinances, regulations, rules, judgments, decrees or orders, except for violations that could not reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries has in effect all Federal, state, local and foreign governmental Permits necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the absence of Permits and for defaults under Permits which absence or defaults, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company.

         Section 4.10 Tax Matters. Except as set forth in Item 4.10 of the Company Letter, (i) the Company and each of its Subsidiaries has timely filed (after taking into account any extensions to file) all Tax Returns required to be filed by them either on a separate or combined or consolidated basis, except where the failure to timely file a Tax Return (other than a Federal or state income Tax Return) would not reasonably be expected to have a Material Adverse Effect on the Company; (ii) all such Tax Returns are complete and accurate, except where the failure to be complete or accurate would not reasonably be expected to have a Material Adverse Effect on the Company; (iii) each of the Company and its Subsidiaries has paid or caused to be paid all Taxes as shown as due on such Tax Returns and all material Taxes for which no return was filed, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect on the Company; (iv) no deficiencies for any Taxes have been asserted in writing, proposed in writing or assessed in writing against the Company or any of its Subsidiaries that have not been paid or otherwise settled or are not otherwise being challenged under appropriate procedures, except for deficiencies the assertion, proposing or assessment of which would not reasonably be expected to have a Material Adverse Effect on the Company; and (v) no written requests for waivers of the time to assess any material Taxes of the Company or its Subsidiaries are pending. Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, circumstance, plan or intention that is or would be reasonably likely to prevent the Transaction from qualifying as a "reorganization" within the meaning of
Section 368(a) of the Code.

         Section 4.11 Liabilities. Except as set forth in the Company Filed SEC Documents, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto, other than liabilities and obligations incurred in the ordinary course of business since December 31, 2000 and liabilities which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

         Section 4.12 Litigation. Except as disclosed in Item 4.12 of the Company Letter or in the Company Filed SEC Documents, there is no suit, action, proceeding or investigation pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that could reasonably be expected to (i) have a Material Adverse Effect on the Company, (ii) materially impair the ability of the Company to perform its obligations under this Agreement or (iii) prevent or materially delay the consummation of the Offer and/or the Merger; nor is there any outstanding judgment, order, writ, injunction, rule or decree of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries having any such effect.

         Section 4.13 Benefit Plans. (a) Except as disclosed in the Company Filed SEC Documents or Item 4.13(a) of the Company Letter or as required by law, neither the Company nor any of its Subsidiaries has adopted or amended in any material respect any Benefit Plan since the date of the most recent audited financial statements included in the Company Filed SEC Documents. Except as disclosed in Item 4.13(a) of the Company Letter or in the Company Filed SEC Documents, there exist no material employment, consulting, severance or termination agreements between the Company or any of its Subsidiaries and any current or former officer, director, employee or consultant of the Company or any of its Subsidiaries. The Company has made available to Parent a copy of each Benefit Plan, including, without limitation, each Severance Protection Agreement.

                  (b) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, each ERISA Benefit Plan maintained by the Company or any of its Subsidiaries has been maintained and operated in compliance with its terms, the applicable requirements of applicable law, including the Code and ERISA, and each ERISA Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS. Except as disclosed in Item 4.13(b) of the Company Letter, none of the Company, its Subsidiaries or any other person or entity that together with the Company is treated as a single employer under
Section 414 of the Code (each, an "ERISA Affiliate") has at any time during the five-year period preceding the date hereof contributed to any ERISA Benefit Plan that is a "multiemployer plan" (as defined in Section 3(37) of ERISA) or maintained any ERISA Benefit Plan that is subject to Title IV of ERISA or
Section 412 of the Code.

                  (c) Except as disclosed in Item 4.13(c) of the Company Letter, as of the date of this Agreement there is no pending dispute, arbitration, claim, suit or grievance involving a Benefit Plan (other than routine claims for benefits payable under any such Benefit Plan) that would reasonably be expected to have a Material Adverse Effect on the Company.

                  (d) No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than any such liability that would not have a Material Adverse Effect on the Company. Insofar as the representation made in this Section 4.13(d) applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, it is made with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company or any ERISA Affiliate made, or was required to make, contributions during the five-year period ending on the last day of the most recent plan year ending prior to the Closing Date.

                  (e) Except as disclosed in Item 4.13(e) of the Company Letter, no Benefit Plan provides medical, surgical, hospitalization or death benefits (whether or not insured) for employees or former employees of the Company or any of its Subsidiaries for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary) or (iv) exceptions which would not have a Material Adverse Effect on the Company.

                  (f) Item 4.13(f) of the Company Letter sets forth the Company's good faith estimate of the payments that may be made under the Benefit Plans that could constitute "excess parachute payments" within the meaning of
Section 280G of the Code.

         Section 4.14 State Takeover Statutes; Bylaws Provision; Rights Agreement. The action of the Board of Directors of the Company in approving the Offer (including the purchase of Shares pursuant to the Offer), the Merger, this Agreement and the transactions contemplated by this Agreement is sufficient to render inapplicable to the Offer, the Merger and this Agreement the provisions of (i) Section 203 of the DGCL and (ii) Article IV of the Bylaws. The Company has made available to Parent a complete and correct copy of the Company Rights Agreement, including all current and proposed amendments and exhibits thereto. The Board of Directors of the Company has taken all action necessary to amend the Company Rights Agreement (subject only to the execution of such amendment by the Company Rights Agent, which execution the Company shall cause to take place within 48 hours of the date hereof) to provide that: (i) a Distribution Date (as defined in the Company Rights Agreement) shall not occur, the Company Rights shall not separate (to the extent the Company Rights Agreement otherwise provides for such separation) or become exercisable and neither Parent nor Sub shall become an Acquiring Person (as defined in the Company Rights Agreement) as a result of the execution or delivery of this Agreement by Parent or Sub, the public announcement of such execution and delivery or, provided that this Agreement shall not have been terminated in accordance with Section 9.1 and subject to the terms of this Agreement, the public announcement or the commencement of the Offer or the consummation of the Offer and (ii) the Company Rights shall cease to be exercisable and the Company Rights Agreement shall terminate after the consummation of the Offer in accordance with the terms thereof and the terms and conditions hereof, including the acceptance for payment of, and the payment for all Shares tendered pursuant to the Offer. To the Knowledge of the Company, no other "fair price," "moratorium," "control share acquisition," or other anti-takeover statute or similar statute or regulation, applies or purports to apply this Agreement, or the Offer, the Merger or the other transactions contemplated by this Agreement.

         Section 4.15 Brokers. No broker, investment banker, financial advisor or other person, other than Goldman, Sachs and Petrie Parkman, the fees and expenses of which will be paid by the Company (and are reflected in an agreement between Goldman, Sachs and the Company and an agreement between Petrie Parkman and the Company, complete copies of which have been furnished to Parent), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. If the transactions contemplated by this Agreement are consummated, no such engagement letter obligates the Company to continue to use the services or pay fees or expenses in connection with any future transaction.

         Section 4.16 Voting Requirements. Approval of the Merger requires the affirmative vote of a majority of the outstanding Shares (the "Company Stockholder Approval"). The Company Stockholder Approval is the only vote of the holders of the Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby.

         Section 4.17 Environmental Matters.

                  Except as disclosed in Item 4.17 of the Company Letter:

                  (a) The Company and each of its Subsidiaries has been and is in material compliance with all applicable Environmental Laws, including, but not limited to, possessing all permits, authorizations, licenses, exemptions and other governmental authorizations required for its operations under applicable Environmental Laws, except for such non-compliance that could not reasonably be expected to have a Material Adverse Effect on the Company.

                  (b) There is no pending or, to the Knowledge of the Company, threatened written claim, lawsuit, or administrative proceeding against the Company or each of its Subsidiaries, under or pursuant to any Environmental Law, that could reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received written notice from any Person, including, but not limited to, any Governmental Entity, alleging that the Company or any of its Subsidiaries has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved and could reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received any written request for information from any Person, including but not limited to any Governmental Entity, related to liability under or compliance with any applicable Environmental Law, except for such matters as would not, if they matured into a claim against the Company or any of its Subsidiaries, have a Material Adverse Effect on the Company.

                  (c) With respect to the real property that is currently owned, leased or operated by the Company or any of its Subsidiaries, there have been no spills, discharges or releases (as such term is defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42, U.S.C. 9601, et seq.) of Hazardous Substances or any other contaminant or pollutant on or underneath any of such real property that could reasonably be expected to have a Material Adverse Effect on the Company.

                  (d) With respect to real property that was formerly owned, leased or operated by the Company or any of its Subsidiaries or any of their predecessors in interest, to the Knowledge of the Company, there were no spills, discharges or releases (as such term is defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42, U.S.C. 9601, et seq.) of Hazardous Substances or any other contaminant or pollutant on or underneath any of such real property during or prior to the Company's or any of its Subsidiaries' ownership or operation of such real property that could reasonably be expected to result in a Material Adverse Effect on the Company.

                  (e) Except as disclosed on Item 4.17(e) of the Company Letter, neither the Company nor any of its Subsidiaries has entered into any written agreement or incurred any material legal or monetary obligation that may require them to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person from or against any liabilities or costs arising out of or related to the generation, manufacture, use, transportation or disposal of Hazardous Substances, or otherwise arising in connection with or under Environmental Laws, other than in each case exceptions which would not reasonably be expected to have a Material Adverse Effect on the Company.

                  (f) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has disposed or arranged for the disposal of Hazardous Substances (or any waste or substance containing Hazardous Substances) at any location that is: (i) listed on the Federal National Priorities List ("NPL") or identified on the CERCLIS, each established pursuant to the

Comprehensive Environmental Response, Compensation and Liability Act, 42, U.S.C. 9601, et seq.; (ii) listed on any state list of hazardous waste sites that is analogous to the NPL or CERCLIS; or (iii) has been subject to environmental investigation or remediation, other than, in each case, exceptions which would not reasonably be expected to have a Material Adverse Effect on the Company.

         Section 4.18 Contracts; Debt Instruments. (a) Item 4.18(a) of the Company Letter and the Company's Annual Report on Form 10-K for the year ended December 31, 2000 (the "2000 10-K") together set forth a true and complete list of (i) all material agreements to which the Company or any of its Subsidiaries is a party; (ii) all agreements relating to the incurring of indebtedness (including sale and leaseback and capitalized lease transactions and other similar financing transactions) providing for payment or repayment in excess of $10 million; (iii) the exhibits contained or incorporated by reference in the 2000 10-K contain or incorporate by reference all of the contracts required to be included therein; (iv) all agreements requiring capital expenditures in excess of $5 million individually (other than agreements relating to the drilling, completion and connection of wells in the ordinary course of business (including all related service contracts) and agreements relating to joint operation, development and exploration entered into in the ordinary course of business); and (v) any non-competition agreements or any other agreements or obligations which purport to limit in any material respect the manner in which, or the localities in which, all or any substantial portion of the business of the Company and its Subsidiaries, taken as a whole, is conducted (the agreements, contracts and obligations specified above, collectively the "Company Contracts"). All Company Contracts are valid and in full force and effect on the date hereof except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually and in the aggregate, would not have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Contract that could reasonably be expected to have a Material Adverse Effect on the Company.

                  (b) Except as described in Item 4.18(b) of the Company Letter or in the Company SEC Documents, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) result in any material payment (including severance, unemployment compensation, tax gross-up, bonus or otherwise) becoming due to any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries, from the Company or any of its Subsidiaries under any Company Stock Plan, Benefit Plan, agreement or otherwise, (ii) materially increase any benefits otherwise payable under any Company Stock Plan, Benefit Plan, agreement or otherwise or (iii) result in the acceleration of the time of payment, exercise or vesting of any such material benefits.

         Section 4.19 Title to Properties. Except as set forth in Item 4.19 of the Company Letter:

                  (a) Each of the Company and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all its properties and assets, free and clear of all Liens, except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and could not reasonably be expected to have a Material Adverse Effect on the Company.

                  (b) Each of the Company and its Subsidiaries has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such non-compliance that could not reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of the Company, each of the Company and each of its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, except for such noncompliance that could not reasonably be expected to have a Material Adverse Effect on the Company.

         Section 4.20 Intellectual Property. (a) As used in this Agreement, "Company Intellectual Property" means all of the following which are necessary to conduct the business of the Company and its Subsidiaries as presently conducted: (i) trademarks, trade dress, service marks, copyrights, logos, trade names, corporate names and all registrations and applications to register the same; (ii) patents and pending patent applications; (iii) all computer software programs, databases and compilations; and (iv) all material licenses and agreements to which the Company or any of its Subsidiaries is a party which relate to any of the foregoing.

                  (b) Except as disclosed in Item 4.20(b) of the Company Letter, the Company or its Subsidiaries owns or has the right to use all Company Intellectual Property necessary to conduct the Company's business as presently conducted, except as would not, individually or in the aggregate, be expected to have a Material Adverse Effect on the Company.

                  (c) Except as disclosed in Item 4.20(b) of the Company Letter, to the Knowledge of the Company, the conduct of the Company's and its Subsidiaries' business or the use of the Company Intellectual Property does not infringe, violate, misappropriate or misuse any intellectual property rights or any other proprietary right of any Person or give rise to any obligations to any Person as a result of co-authorship, except in each case for exceptions which would not, individually or in the aggregate, be expected to have a Material Adverse Effect on the Company.

         Section 4.21 Condition of Assets. All of the material property, plant and equipment of the Company and its Subsidiaries, has in all material respects been maintained in reasonable operating condition and repair, ordinary wear and tear excepted, and is in all material respects, sufficient to permit the Company and its Subsidiaries to conduct their operations in the ordinary course of business in a manner consistent with their past practices.

         Section 4.22 Derivative Transactions.

                  (a) Except as set forth in Section 4.22(a) of the Company Letter, neither the Company nor its Subsidiaries has entered into any material Derivative Transactions (as defined below) since December 31, 2000 that have a continuing financial liability or obligation. All Derivative Transactions entered into by the Company or any of its Subsidiaries that are currently open were entered into in material compliance with applicable rules, regulations and policies of all regulatory authorities.

                  (b) For purposes of this Section 4.22, "Derivative Transactions" means derivative transactions within the coverage of FAS 133, including any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, transportation or other similar arrangements or agreements related to such transactions.

                                   ARTICLE V
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

         Parent and Sub represent and warrant to the Company as follows:

         Section 5.1 Organization. Parent and each of its Significant Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has requisite power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have a Material Adverse Effect on Parent. Parent and each of its Significant Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect on Parent or prevent or materially delay the consummation of the Offer and/or the Merger. Parent has delivered to the Company complete and correct copies of its Certificate of Incorporation and Bylaws and has made available to the Company the charter and bylaws (or similar organizational documents) of each of its Significant Subsidiaries.

         Section 5.2 Capital Structure. Except as set forth in Item 5.2 of the Parent Letter, the authorized capital stock of Parent consists of 960,000,000 shares of common stock (the "Parent Shares") and 30,000,000 shares of preferred stock. At the close of business on March 23, 2001, (i) 484,040,320 Parent Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights and (ii) 6,311,910 Parent Shares were held by Parent in its treasury. As of the close of business on April 24, 2001, there were 25,554,954 Parent Shares reserved for issuance pursuant to outstanding options to purchase Parent Shares (the "Parent Stock Options") granted under Parent's 1996 Stock Plan, its Stock Plan for Non-Officer Employees, its 1996 Stock Plan for Non-Employee Directors, and the Williams International Stock Plan (the "Parent Stock Incentive Plans"), and, as of the close of business on February 28, 2001, there were 15,122,521 Parent Shares reserved for the grant of additional awards under Parent Stock Incentive Plans. The numbers of shares of capital stock and options described in the immediately preceding sentences have not materially changed as of the date of this Agreement, except for adjustments made in connection with the April 23, 2001 spin-off of Williams Communications Group, Inc. from Parent. As of the date of this Agreement, except as set forth above, no Parent Shares were issued, reserved for issuance or outstanding and there are not any phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any capital stock of Parent ("Parent Stock Equivalents"). There are no outstanding stock appreciation rights with respect to the capital stock of Parent. Each outstanding Parent Share is, and each Parent Share which may be issued pursuant to Parent Stock Plans will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which Parent's stockholders may vote. Except as set forth above or in Item 5.3 of the Parent Letter, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or any of its Significant Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Significant Subsidiaries to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of capital stock or other voting securities or Parent Stock Equivalents of Parent or of any of its Significant Subsidiaries or obligating Parent or any of its Significant Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

                  As of the date of this Agreement, there are no outstanding contractual obligations of Parent or any of its Significant Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its Significant Subsidiaries.

         Section 5.3 Authority. Each of Parent and Sub has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate and stockholder action on the part of each of Parent and Sub. This Agreement has been duly executed and delivered by each of Parent and Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes the valid and binding obligation of each of Parent and Sub enforceable against it in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

         Section 5.4 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the HSR Act, the DGCL, the laws of other states in which Parent is qualified to do or is doing business, state takeover laws and foreign and supranational laws relating to antitrust and anticompetition clearances, and except as may be required in connection with the Taxes described in Section 7.7, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon, any of the properties or assets of Parent or any of its Subsidiaries, (i) the certificate of incorporation or bylaws of Parent or the comparable charter or organizational documents of any of Parent's Significant Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not reasonably be expected to have a Material Adverse Effect on

Parent or prevent or materially delay the consummation of the Offer and/or the Merger), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, Sub, any of its Significant Subsidiaries or any of their properties or assets, except in the case of clauses (iii) or (iv) for violations, breaches or defaults that would not reasonably be expected to have a Material Adverse Effect on Parent or prevent or materially delay the consummation of the Offer and/or the Merger.

         Section 5.5 SEC Documents and Other Reports. Parent has filed with the SEC all documents required to be filed by it since April 1, 1998 under the Securities Act or the Exchange Act (the "Parent SEC Documents"). As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date so filed, and at the time filed with the SEC none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents comply as of their respective dates in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except in the case of the unaudited statements, as permitted by Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

         Section 5.6 Absence of Material Adverse Change. Except as disclosed in
Item 5.7 of the Parent Letter or in the documents filed by Parent with SEC and publicly available prior to the date of the Agreement (the "Parent Filed SEC Documents"), since December 31, 2000 Parent and its Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course consistent with past practice, and there has not been (i) any Material Adverse Change with respect to Parent, (ii) except for (a) ordinary quarterly dividends paid or payable to stockholders of Parent and (b) the distribution of shares of Williams Communications Group to holders of Parent Shares, any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock or any redemption, purchase or other acquisition of any of its capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iv) any change in accounting methods, principles or practices by Parent materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles.

         Section 5.7 Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the Information Statement, (iv) the Proxy Statement or (v) the Form S-4 will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or, in the case of the Form S-4, at the time it becomes effective under the Securities Act, or, in the case of the Proxy Statement, if any, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting which has become false or misleading, except that no representation or warranty is made by Parent or Sub in connection with any of the foregoing with respect to statements made or incorporated by reference therein based on information supplied by the Company or any of its representatives specifically for inclusion or incorporation by reference therein. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by Parent or Sub in connection with any of the foregoing with respect to statements made or incorporated by reference therein based on information supplied by the Company or any of its representatives specifically for inclusion or incorporation by reference therein.

         Section 5.8 Compliance with Laws. Parent and its Subsidiaries have been and are, in compliance in all material respects with all applicable statutes, laws, ordinances, regulations, rules, judgments, decrees or orders of any Governmental Entity, except for any non-compliance that could not reasonably be expected to have a Material Adverse Effect on Parent, and neither Parent nor any of its Subsidiaries has received any notice from any Governmental Entity or any other Person that either Parent or any of its Subsidiaries is in violation of, or has violated, any applicable statutes, laws, ordinances, regulations, rules, judgments, decrees or orders, except for violation that could not reasonably be expected to have a Material Adverse Effect on Parent. Each of Parent and its Subsidiaries has in effect all Federal, state, local and foreign governmental Permits necessary for it to own, lease or operate properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the absence of Permits and for defaults under Permits which absence or defaults, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent.

         Section 5.9 Parent Shares. All of the Parent Shares issuable in exchange for Shares in the Merger in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. The issuance of such Parent Shares will be registered under the Securities Act and registered or exempt from registration under applicable state securities laws.

         Section 5.10 Reorganization. Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, circumstance, plan or intention that is or would be reasonably likely to prevent the Transaction from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

         Section 5.11 Liabilities. Except as set forth in the Parent Filed SEC Documents, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Parent and its Subsidiaries or in the notes thereto, other than liabilities and obligations incurred in the ordinary course of business since December 31, 2000 and liabilities which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

         Section 5.12 Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

         Section 5.13 Litigation. Except as disclosed in Item 5.13 of the Parent Letter or in the Parent Filed SEC Documents, there is no suit, action, proceeding or investigation pending against Parent or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect on Parent or prevent or materially delay the consummation of the Offer and/or the Merger. Except as disclosed in Item 5.13 of the Parent Letter or in the Parent Filed SEC Documents, neither Parent nor any of its Subsidiaries is subject to any outstanding judgment, order, writ, injunction or decree that would reasonably be expected to have a Material Adverse Effect on Parent or prevent or materially delay the consummation of the Offer and/or the Merger.

         Section 5.14 California Exposure. Based on the facts and circumstances known to Parent on the date of this Agreement, Parent believes that the reserves reflected in its most recent financial statements are adequate in all material respects in relation to Parent's credit, regulatory or litigation exposure arising from the sale of natural gas or electricity in the State of California.

         Section 5.15 Brokers. No broker, investment banker, financial advisor or other person, other than Merrill Lynch & Co., the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

                                   ARTICLE VI
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         Section 6.1 Conduct of Business Pending the Merger.

                  (a) Conduct of Business by the Company Pending the Merger. During the period from the date of this Agreement until the earlier of the Effective Time or such time as Parent's designees shall constitute a majority of the Board of Directors of the Company, the Company shall, and shall cause each of its Subsidiaries to, in all material respects, except as contemplated by this Agreement, carry on its business in the ordinary course as currently conducted. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement (including, without limitation, as permitted or required by Section 7.9 or Section 7.11), during such period, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

                           (i) (A) declare, set aside or pay any dividends on,
                  or make any other distributions in respect of, any of its capital stock, except for dividends by a Subsidiary of the Company to its parent or (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

                           (ii) issue, deliver, sell, pledge or otherwise
                  encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, other than (i) the issuance of Shares upon exercise of Company Stock Options outstanding on the date hereof or (ii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                           (iii) amend its Restated Certificate of Incorporation
                  or Bylaws or other similar organizational documents;

                           (iv) except as disclosed in Item 6.1(a) of the
                  Company Letter, acquire, or agree to acquire, in a single transaction or in a series of related transactions, any business or assets, other than transactions that are in the ordinary course of business, or which involve assets having a purchase price not in excess of $5 million individually or $10 million in the aggregate;

                           (v) make or agree to make any new capital expenditure
                  other than expenditures approved by the Board of Directors of the Company and within the Company's capital budget for fiscal 2001, a true, complete and correct copy of which has been provided to Parent; provided, however, that no individual capital expenditure by the Company pursuant to a single authority for expenditure may exceed $2.5 million;

                           (vi) except as disclosed in Item 6.1(a) of the
                  Company Letter, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets, other than transactions that are in the ordinary course of business or which involve assets having a current value not in excess of $1 million individually or $5 million in the aggregate;

                           (vii) except as disclosed in Item 6.1(a) of the
                  Company Letter: (i) increase the salary or wages payable or to become payable to its directors, officers or employees, except for increases required under employment agreements existing on the date hereof, and except for increases for officers and employees not in excess of 10% of such person's salary or wages as in effect at the date of this Agreement; or (ii) enter into, modify or amend any employment or severance agreement with, or establish, adopt, enter into or amend any bonus, profit sharing, thrift, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination or severance plan or agreement or material policy or arrangement for the benefit of, any director, officer or employee, except as may be required by the terms of any such plan, agreement, policy or arrangement or to comply with applicable law or as contemplated by this Agreement;

                           (viii) except as may be required as a result of a
                  change in law or in generally accepted accounting principles, make any material change in its method of accounting;

                           (ix) make any material Tax election (unless required
                  by law) or enter into any settlement or compromise of any material Tax liability that, in either case, could reasonably be expected to have a Material Adverse Effect on the Company;

                           (x) (i) mortgage or otherwise encumber or subject to
                  any Lien the Company's or its Subsidiaries', properties or assets, except in the ordinary course of business consistent with past practice or pursuant to existing contracts or commitments, or (ii) except in the ordinary course of business consistent with past practice or pursuant to existing contracts or commitments, license any of the Company's Intellectual Property;

                           (xi) pay, discharge or satisfy any claims,
                  liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice and in accordance with their terms, or (i) liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Documents, (ii) liabilities incurred in the ordinary course of business consistent with past practice, or
                  (iii) other liabilities or obligations not to exceed in the aggregate $2,500,000;

                           (xii) (i) incur any Indebtedness or guarantee any
                  such Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "Keep Well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings incurred in the ordinary course of business (or to refund existing or maturing indebtedness) consistent with past practice and except for intercompany indebtedness between the Company and any of its wholly-owned Subsidiaries or between such Subsidiaries and except for Indebtedness, guarantees and similar commitments which do not exceed $10 million in the aggregate, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, except in the ordinary course of business or pursuant to an agreement existing on the date hereof or loans, advances, capital contributions or investments which do not exceed $10 million in the aggregate; or

                           (xiii) enter into or authorize any contract,
                  agreement or binding commitment to do any of the foregoing.

                  (b) Conduct of Business by the Parent Pending the Merger. During the period from the date of this Agreement until the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, in all material respects, except as contemplated by this Agreement, carry on its business in the ordinary course as currently conducted. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement, during such period, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed):

                           (i) make any change in or amendment to Parent's
                  Certificate of Incorporation that changes any material term or provision of the Parent Shares;

                           (ii) make any material change in or amendment to
                  Sub's Certificate of Incorporation;

                           (iii) engage in any material repurchase at a premium,
                  recapitalization, restructuring or reorganization with respect to Parent's capital stock, including, without limitation, by way of any extraordinary dividend on, or other extraordinary distributions with respect to, Parent's capital stock;

                           (iv) acquire by merging or consolidating with, or by
                  purchasing a substantial portion of the assets of or equity in, or by any other manner, any person or any business or division thereof, or otherwise acquire any assets, unless such acquisition or the entering into of a definitive agreement relating to or the consummation of such transaction would not
                  (A) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the Offer, the Merger or the expiration or termination of any applicable waiting period, (B) materially increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Offer or the Merger or (C) increase the risk of not being able to remove any such order on appeal or otherwise; or

                           (v) enter into any contract or agreement to do any of
                  the foregoing.

         Section 6.2 No Solicitation; Acquisition Proposals. (a) From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, (1) the Company shall, and the Company shall cause its and its Subsidiaries' respective Representatives to, immediately cease and terminate any existing solicitation, initiation, knowing encouragement, discussion or negotiation with any Third Party conducted heretofore by the Company, its Subsidiaries or their respective Representatives with respect to any Acquisition Proposal and (2) the Company shall not, and the Company shall cause its and its Subsidiaries' respective Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or knowingly take any other action to facilitate, any inquiries or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; (ii) enter into any agreement with respect to any Acquisition Proposal or enter into any agreement requiring the Company to abandon, terminate or fail to consummate the acquisition of Shares pursuant to the Offer or the Merger; (iii) participate or engage in any discussions or negotiations with, or disclose or provide any non-public information or data relating to the Company or its Subsidiaries to any Third Party relating to an Acquisition Proposal (except as required by legal process), or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal; or (iv) enter into any letter of intent, agreement or similar document relating to any Acquisition Proposal.

                  (b) Notwithstanding the restrictions set forth in Section 6.2(a), if, at any time prior to the acquisition of Shares pursuant to the Offer, (1) the Company has received an unsolicited bona fide written proposal from a Third Party relating to an Acquisition Proposal (under circumstances in which the Company has complied in all material respects with its obligations under Section 6.2(a)) and (2) the Board of Directors of the Company concludes in good faith (after consultation with a financial advisor of nationally recognized reputation and after receiving the advice of its outside counsel) (i) that such Acquisition Proposal may reasonably constitute a Superior Proposal and (ii) that the failure to provide such information or participate in such negotiations or discussions would result in a breach by the Board of Directors of the Company of its fiduciary duties to the Company's stockholders under applicable law, the Company may, subject to its giving Parent 24 hours prior written notice of the identity of such Third Party and, to the extent known, the terms and conditions of such Acquisition Proposal and of the Company's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Third Party, (x) furnish information with respect to the Company and its Subsidiaries to any Third Party pursuant to a customary confidentiality agreement containing terms not materially less restrictive than the terms of the Confidentiality Agreement dated March 9, 2001, entered into between the Company and Parent, as the same may be amended, supplemented or modified (the "Confidentiality Agreement"), provided that a copy of all such information is delivered simultaneously to Parent if it has not previously been so furnished to Parent, and (y) participate in discussions or negotiations regarding such proposal or take any of the actions described in Section 6.2(a)(2)(i) through (iv),

                  (c) The Company shall within 24 hours notify and advise Parent orally and in writing of any Acquisition Proposal and the terms and conditions of such Acquisition Proposal. The Company shall inform Parent on a prompt and current basis of the status of any discussions regarding, or relating to, any Acquisition Proposal with a Third Party (including amendments and proposed amendments) and, as promptly as practicable, of any change in the price, structure or form of the consideration or material terms of and conditions regarding the Acquisition Proposal. In fulfilling its obligations under this paragraph (c) of this Section 6.2, the Company shall provide promptly to Parent copies of all material written correspondence or material written documents furnished to the Company or its Representatives by or on behalf of such Third Party.

                  (d) The Company agrees that it will promptly inform its and its Subsidiaries' respective Representatives of the obligations undertaken in this Section 6.2.

                  (e) Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position as required by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act.

                  (f) For purposes of this Agreement,

                           "Acquisition Proposal" means any inquiry, offer, proposal, indication of interest, signed agreement or completed action, as the case may be, by any Third Party which relates to a transaction or series of transactions (including any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination) involving the Company or the issuance or acquisition of 20% or more of the outstanding Shares or any tender or exchange offer that if consummated would result in any Person, together with all affiliates thereof, Beneficially Owning 20% or more of the outstanding Shares, or the acquisition, license, purchase or other disposition of a substantial portion of the business or assets of the Company outside the ordinary course of business; and

                           "Superior Proposal" means any bona fide written Acquisition Proposal (provided that for the purposes of this definition, the applicable percentages in the definition of Acquisition Proposal shall be fifty percent (50%) as opposed to twenty percent (20%)), on its most recently amended or modified terms, if amended or modified, which the Board of Directors of the Company determines in its good faith judgment (after receipt of the advice of a financial advisor of nationally recognized reputation and receiving advice of its outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Third Party making the proposal (i) would, if consummated, result in a transaction that is more favorable to the Company's stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement and
                           (ii) is reasonably capable of being completed.

         Section 6.3 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall enforce and shall not terminate, amend, modify or waive any standstill provision of any confidentiality or standstill agreement between the Company and other parties entered into prior to the date hereof in connection with the process conducted by the Company to solicit acquisition proposals for the Company.

         Section 6.4 Disclosure of Certain Matters; Delivery of Certain Filings.
(a) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect and (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

                  (b) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of: (i) any material notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (ii) any material notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and
(iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting it or any of its Subsidiaries which, if pending on the date of this Agreement would have been required to have been disclosed pursuant to
Article IV or Article V or which relate to the consummation of the transactions contemplated by this Agreement.

                  (c) The Company shall promptly advise Parent orally and in writing if there occurs, to the Knowledge of the Company, any change or event which results in the executive officers of the Company having a good faith belief that such change or event has resulted in or is reasonably likely to result in a Material Adverse Effect on the Company. Parent shall promptly advise the Company orally and in writing if there occurs, to the Knowledge of Parent, any change or event which results in the executive officers of Parent having a good faith belief that such change or event has resulted in or is reasonably likely to result in a Material Adverse Effect on Parent. The Company shall provide to Parent, and Parent shall provide to the Company, copies of all filings made by the Company or Parent, as the case may be, with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

         Section 6.5 Conduct of Business of Sub Pending the Merger. During the period from the date of this Agreement through the Effective Time, Sub shall not engage in any activity of any nature except as provided in or contemplated by this Agreement.

         Section 6.6 Modifications to Recommendations. Except as expressly permitted by this Section 6.6, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw, qualify, modify or amend, in a manner adverse to Parent, the Recommendations or make any public statement, filing or release inconsistent with such Recommendations (provided, however, that following the Board of Directors' consideration and evaluation of an Acquisition Proposal, it is understood that for the purposes hereof, if the Company adopts a neutral position or no position with respect to the Acquisition Proposal, it shall be considered an adverse modification of the Recommendations), (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iii) cause the Company to enter into any acquisition agreement or other similar agreement related to any Acquisition Proposal (each, a "Subsequent Determination"), provided that if prior to the consummation of the Offer the Board of Directors of the Company determines in good faith (after it has received a Superior Proposal and after receipt of advice from outside counsel) that the failure to make a Subsequent Determination would result in a breach by the Board of Directors of the Company of its fiduciary duties to the Company's stockholders under applicable law, the Board of Directors of the Company may (subject to this and the following sentences) inform the Company's stockholders that it no longer believes that the Offer and the Merger and the other transactions contemplated hereby are advisable, but only at a time that is 72 hours following delivery by the Company to Parent of a written notice (a "Subsequent Determination Notice") (i) advising Parent that the Board of Directors of the Company has received a Superior Proposal, (ii) specifying the terms and conditions of such Superior Proposal, including the amount per share the Company's stockholders will receive per Share (valuing any non-cash consideration at what the Board of Directors of the Company determines in good faith, after consultation with its independent financial advisor, to be the fair value of the non-cash consideration) and including a copy thereof with all accompanying documentation, (iii) identifying the person making such Superior Proposal and
(iv) stating that the Company intends to make a Subsequent Determination. After providing such notice, the Company shall provide a reasonable opportunity to Parent to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with its Recommendations to its stockholders without a Subsequent Determination; provided, however, that any such adjustment to this Agreement shall be at the discretion of Parent at the time.

                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

         Section 7.1 Employee Benefits. (a) Parent shall take all necessary action so that each person who is an employee of the Company or any of its Subsidiaries immediately prior to the consummation of the Merger (including each such person who is on vacation, temporary layoff, approved leave of absence, sick leave or short- or long-term disability) (a "Retained Employee") shall remain an employee of the Company or the Surviving Corporation or a Subsidiary of the Company or of the Surviving Corporation, as the case may be, immediately following the consummation of the Merger. Parent shall take all necessary action so that each Retained Employee shall after the consummation of the Offer continue to be credited with the unused vacation and sick leave credited to such employee through the consummation of the Offer under the applicable vacation and sick leave policies of the Company and its Subsidiaries, and Parent shall permit or cause the Company, the Surviving Corporation and their Subsidiaries to permit such employees to use such vacation and sick leave. Parent shall take all necessary action so that, for purposes of eligibility and vesting service under each employee benefit plan and determination of benefits under each paid time off, vacation, severance, short-term disability and service award plans maintained by Parent or any of its Subsidiaries in which employees or former employees of the Company and its Subsidiaries become eligible to participate upon or after the consummation of the Offer, each such person shall be given credit for all service with the Company and its Subsidiaries (or all service credited by the Company or its Subsidiaries) to the same extent as if rendered to Parent or any of its Subsidiaries.

                  (b) Except as otherwise provided in this Section, Section 7.2 or Section 7.12, nothing in this Agreement shall be interpreted as limiting the power of the Surviving Corporation to amend or terminate any particular Benefit Plan or any other particular employee benefit plan, program, agreement or policy or as requiring the Surviving Corporation to offer to continue (other than as required by its terms) any written employment contract, subject to the terms and conditions of the applicable plan, program, agreement or policies.

                  (c) Parent shall honor or cause to be honored by the Company, the Surviving Corporation and their Subsidiaries all employment agreements, bonus agreements, severance agreements, severance plans and non-competition agreements with the persons who are directors, officers and employees of the Company and its Subsidiaries (it being understood that nothing herein shall be deemed to mean that the Company, the Surviving Corporation and their Subsidiaries shall not be required to honor any of their obligations under any such agreement).

                  (d) Parent shall, or shall cause the Company and the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Retained Employees and former employees of the Company and its Subsidiaries under any welfare or fringe benefit plan in which such employees and former employees may be eligible to participate after the consummation of the Offer, other than limitations or waiting periods that are in effect with respect to such employees and that have not been satisfied under the corresponding welfare or fringe benefit plan maintained by the Company for the Retained Employees and former employees prior to the consummation of the Offer, and (ii) provide each Retained Employee and former employee with credit under any welfare plans in which such employee or former employee becomes eligible to participate after the consummation of the Offer for any co-payments and deductibles paid by such Retained Employee or former employee for the then current plan year under the corresponding welfare plans maintained by the Company prior to the consummation of the Offer.

         Section 7.2 Options.

                  (a) Except as set forth in Section 7.2(f), each Company Stock Option that is outstanding immediately prior to the date the Offer is consummated (the "Offer Consummation Date") pursuant to any Company Stock Plan shall vest and become immediately exercisable at the time of the consummation of the Offer. On the Offer Consummation Date with respect to Company Stock Options held by persons who are not subject to the reporting requirements of Section 16(a) of the Exchange Act, and at the Effective Time with respect to Company Stock Options held by persons who are subject to the reporting requirements of
Section 16(a) of the Exchange Act, each Company Stock Option shall be adjusted to represent an option to purchase the number of shares of Company Common Stock (a "Company Adjusted Option") (rounded down to the nearest full share) determined by multiplying (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Offer Consummation Date with respect to Company Stock Options held by persons who are not subject to the reporting requirements of Section 16(a) of the Exchange Act and immediately prior to the Effective Time with respect to Company Stock Options held by persons who are subject to the reporting requirements of Section 16(a) of the Exchange Act, by (ii) 0.5, at an exercise price per share of Company Common Stock equal to the exercise price per share of Company Common Stock immediately prior to the Offer Consummation Date. In addition, promptly following the Offer Consummation Date with respect to holders of Company Stock Options who are not subject to the reporting requirements of Section 16(a) of the Exchange Act, and promptly following the Effective Time with respect to holders of Company Stock Options who are subject to the reporting requirements of Section 16(a) of the Exchange Act, Parent shall pay to the holder of each Company Stock Option an amount of cash (rounded up to the nearest cent) equal to the product of (A) (x) $73.00 minus (y) the exercise price per share of Company Common Stock immediately prior to the Offer Consummation Date and (B) the number of shares of Company Common Stock subject to such option multiplied by 0.5 (rounded up to the nearest full share). Each Company Adjusted Option shall be exercisable upon the same terms and conditions as under the applicable Company Stock Plan and the applicable option agreement issued thereunder, except as otherwise provided in this Section 7.2.

                  (b) At the Effective Time, each Company Adjusted Option shall be assumed by Parent and become and represent an option to purchase the number of Parent Shares (a "Parent

Substitute Option") (rounded to the nearest full share, or if there shall not be a nearest share, the next greater full share) determined by multiplying (i) the number of shares of Company Common Stock subject to such Company Adjusted Option immediately prior to the Effective Time by (ii) 1.767, at an exercise price per Parent Share (rounded up to the nearest tenth of a cent) equal to (A) the exercise price per share of Company Common Stock immediately prior to the Effective Time divided by 1.767. Parent shall pay cash to holders of Parent Substitute Options in lieu of issuing fractional Parent Shares upon the exercise of Parent Substitute Options. Each Company Adjusted Option so converted shall be exercisable upon the same terms and conditions as under the applicable Company Stock Plan and the applicable option agreement issued thereunder, except as otherwise provided in this Section 7.2. Parent shall (i) on or prior to the Effective Time, reserve for issuance the number of Parent Shares that will become subject to Parent Substitute Options pursuant to this Section 7.2(b),
(ii) from and after the Effective Time, upon exercise of the Parent Substitute Options in accordance with the terms thereof, make available for issuance all Parent Shares covered thereby, (iii) at the Effective Time, assume the Company Stock Plans, with the result that all obligations of the Company under the Company Stock Plans, including with respect to Company Adjusted Options outstanding at the Effective Time, shall be obligations of Parent following the Effective Time, and (iv) as promptly as practicable after the Effective Time, issue to each holder of an outstanding Company Adjusted Option a document evidencing the foregoing assumption by Parent.

                  (c) The parties shall take all actions so that the Company Adjusted Options converted by Parent qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent the Company Adjusted Options qualified as incentive stock options prior to the Effective Time; provided, however, that nothing in this Section 7.2(c) shall prevent the acceleration of the vesting or exercisability of any Company Stock Option, as provided in Section 7.2(a).

                  (d) Parent shall, as promptly as practicable but in any event no later than three days after the Effective Time, file a registration statement on Form S-8 or other applicable form under the Securities Act, covering the Parent Shares issuable upon the exercise of Parent Substitute Options created upon the assumption by Parent of Company Adjusted Options under Section 7.2(b), and will maintain the effectiveness of such registration, and the current status of the prospectus contained therein, until the exercise or expiration of such Parent Substitute Options.

                  (e) The parties will cooperate to take all reasonable steps necessary to give effect to this Section 7.2.

                  (f) Notwithstanding the terms of Section 7.2(a), to the extent an option holder holds any unexercisable incentive stock options ("Unvested ISO") on the Offer Consummation Date that do not become exercisable upon the consummation of the Offer pursuant to the terms of the Company Stock Plan(s) under which such Unvested ISOs were granted, then, to the extent possible, each such Unvested ISO shall be converted into the right to receive cash in full and the other options held by such option holder shall be appropriately adjusted such that the aggregate amount of cash payable to such option holder pursuant to
Section 7.2(a) and this Section 7.2(f) does not exceed the amount that would otherwise be payable pursuant to Section 7.2(a).

         Section 7.3 Shareholder Approval; Preparation of Form S-4 and Proxy Statement/Prospectus. (a) Parent and the Company shall, as soon as practicable following the acceptance of Shares pursuant to the Offer, prepare and the Company shall file with the SEC the Proxy Statement and Parent and the Company shall prepare and Parent shall file with the SEC a registration statement on Form S-4 (the "Form S-4") for the offer and sale of the Parent Shares pursuant to the Merger and in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use all reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use all reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Parent Shares in the Merger and the Company shall furnish all information concerning the Company and the holders of capital stock of the Company as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Form S-4 will be made by Parent, or the Proxy Statement will be made by the Company, without providing the other party a reasonable opportunity to review and comment thereon. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

                  (b) The Company shall establish, prior to or as soon as practicable following the date upon which the Form S-4 becomes effective, a record date (which shall be prior to or as soon as practicable following the date upon which the Form S-4 becomes effective) for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of considering and taking action upon this Agreement and the Merger and (with the consent of Parent) such other matters as may in the reasonable judgment of the Company be appropriate for consideration at the Company Stockholders Meeting. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting (other than for the absence of a quorum) without the consent of Parent. Subject to its fiduciary duties under applicable law, the Board of Directors of the Company shall include the Recommendations in the Form S-4 and the Proxy Statement as such Recommendations pertain to the Merger and this Agreement. The Company shall use its reasonable best efforts to solicit from stockholders of the Company proxies for use at the Company Stockholders Meeting and in favor of this Agreement and the Merger and shall take all other actions reasonably necessary or advisable to secure the vote or consent of stockholders required by the DGCL to effect the Merger.

                  (c) Parent agrees to cause all Shares owned by Parent or any Subsidiary of Parent to be voted in favor of the Merger.

         Section 7.4 Access to Information. Upon reasonable notice and subject to the terms of the Confidentiality Agreement, each of Company and Parent shall, and shall cause each of its respective Subsidiaries to, afford to the other party, and its respective Representatives all reasonable access, during normal business hours during the period prior to the Effective Time, to all their respective properties, books, contracts, commitments, records and Representatives, during such period, each of Company and Parent shall (and shall cause each of its respective Subsidiaries to) make available to the other party
(a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the Federal or state securities laws or the Federal tax laws and (b) all other information concerning its business, properties and personnel as the other party may reasonably request. In the event of a termination of this Agreement for any reason, each party shall promptly return or destroy, or cause to be returned or destroyed, all nonpublic information so obtained from the other party or any of its Subsidiaries.

         Section 7.5 Fees and Expenses. (a) If the Offer has not been accepted, the Company agrees to pay Parent a fee equal to $75.5 million as a result of the occurrence of any of the events set forth below (a "Trigger Event"):

                           (i) the Company shall have received an Acquisition
                  Proposal (other than the cash tender offer by SRM Acquisition Corp (an affiliate of Shell Oil Company), pursuant to its Offer to Purchase dated March 12, 2001, as amended to the date of this Agreement, at a purchase price of $60 per Share (the "Shell Tender Offer"), it being understood that the Company shall be deemed to have received an Acquisition Proposal (x) if SRM Acquisition Corp amends its tender offer by increasing its tender offer price above $60 per Share (including cash, securities or any combination thereof offered for Shares) after the date of the Agreement, or (y) if an Acquisition Proposal other than the Shell Tender Offer is made by any other affiliate of Shell Oil Company) after the date of this Agreement (but prior to the termination hereof), and at any time prior to, or within 12 months after, the termination of this Agreement (unless this Agreement is terminated pursuant to Section 9.1(a), Section 9.1(b)(iv) or Section 9.1(e)), the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement or an agreement in principle with respect to any Acquisition Proposal;

                           (ii) the Company has provided Parent with a
                  Subsequent Determination Notice or the Board of Directors of the Company (or any committee thereof) (A) shall have made a Subsequent Determination, (B) shall include in the Schedule 14D-9 its Recommendations with modification or qualification in a manner adverse to Parent, or (C) shall have resolved to, or publicly announced an intention to, take any of the actions as specified in this Section 7.5(a)(ii); or

                           (iii) (A) as of the final expiration date of the
                  Offer, all conditions to the consummation of the Offer shall have been met or waived except for satisfaction of the Minimum Condition, (B) there shall have been made subsequent to the date of this Agreement (but before such expiration date of the Offer) an Acquisition Proposal (other than the cash tender offer by SRM Acquisition Corp (an affiliate of Shell Oil Company), pursuant to the Shell Tender Offer, it being understood that the Company shall be deemed to have received an Acquisition Proposal (x) if SRM Acquisition Corp amends its tender offer by increasing its tender offer price above $60 per Share (including cash, securities or any combination thereof offered for Shares) after the date of the Agreement, or (y) if an Acquisition Proposal other than the Shell Tender Offer is made by any other affiliate of Shell Oil Company) and
                  (C) at any time prior to, or within 12 months after, the expiration or termination of the Offer, the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement or agreements in principle with respect to any Acquisition Proposal.

                  Any fee due under Section 7.5(a) shall be payable by wire transfer of same day funds on (A) the date of termination of this Agreement if this Agreement is terminated by the Company pursuant to Section 9.1(d), (B) the date which is the third business date following the date of the termination of this Agreement if this Agreement is terminated by Parent pursuant to Section 9.1(c) and (C) any fee due under clause (i) or (iii) above shall not be payable until the Company shall have entered into, or shall have publicly announced its intention to enter into an agreement or agreement in principle with respect to any Acquisition Proposal.

                  (b) Except as set forth in this Section 7.5, all fees and expenses incurred in connection with the Offer and the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated; provided, that if this Agreement is terminated as a result of the occurrence of a Trigger Event, in addition to any amounts paid or payable by the Company to Parent pursuant to Section 7.5(a), the Company shall assume and pay, or reimburse Parent for, all out-of-pocket fees payable and expenses reasonably incurred by Parent (including the fees and expenses of its counsel) in connection with this Agreement and the transactions contemplated hereby, up to a maximum of $15 million.

                  (c) If the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in subclause (c) or (d) of clause (3) of Exhibit A, and (B) is incapable of being or has not been cured by the Company prior to or on the earlier of (x) the date which is 10 calendar days immediately following written notice by Parent to the Company of such breach or failure to perform and (y) the expiration or termination of the Offer in accordance with the terms of this Agreement, the Company shall assume and pay, or reimburse Parent for, all out-of-pocket fees payable and expenses reasonably incurred by Parent (including the fees and expenses of its counsel) in connection with this Agreement and the transactions contemplated hereby, up to a maximum of $15 million.

                  (d) If the Company has terminated this Agreement pursuant to
Section 9.1(e) and such breach of a representation, warranty, covenant or other agreement contained in this Agreement is incapable of being or has not been cured by Parent prior to or on the date which is 10 calendar days immediately following written notice by the Company to Parent of such breach or failure to perform, Parent shall reimburse the Company for all out-of-pocket fees payable and expenses reasonably incurred by the Company (including the fees and expenses of its counsel) in connection with this Agreement and the transactions contemplated hereby, up to a maximum of $15 million.

                  (e) Parent and the Company agree that the agreements contained in Sections 7.5(a) and 7.5(b) hereof are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty.

         Section 7.6 Public Announcements. Parent and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, or by obligations pursuant to any listing agreement with any national securities exchange.

         Section 7.7 Transfer Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to tax, "Transfer Taxes"). All Transfer Taxes shall be paid by the Company (without any reimbursement whatsoever by Parent, its Subsidiaries or other affiliates) and expressly shall not be a liability of any holder of Company Common Stock.

         Section 7.8 State Takeover Laws. If any "fair price" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Parent and the Company and their respective Boards of Directors shall use reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

         Section 7.9 Indemnification; Directors and Officers Insurance. (a) Parent shall, or shall cause the Surviving Corporation to, honor for a period of not less than six years from the Effective Time (or, in the case of matters occurring at or prior to the Effective Time that have not been resolved prior to the sixth anniversary of the Effective Time, until such matters are finally resolved), all rights to indemnification or exculpation, existing in favor of a director, officer, employee or agent (an "Indemnified Person") of the Company or any of its Subsidiaries (including, without limitation, rights relating to advancement of expenses and indemnification rights to which such persons are entitled because they are serving as a director, officer, agent or employee of another entity at the request of the Company or any of its Subsidiaries), as provided in the Restated Certificate of Incorporation of the Company, the Bylaws of the Company, in each case, as in effect on the date of this Agreement, and relating to actions or events through the Effective Time; provided, however, that the Surviving Corporation shall not be required to indemnify any Indemnified Person in connection with any proceeding (or portion thereof) to the extent involving any claim initiated by such Indemnified Person unless the initiation of such proceeding (or portion thereof) was authorized by the Board of Directors of the Company or unless such proceeding is brought by an Indemnified Person to enforce rights under this
Section 7.9; provided further that any determination required to be made with respect to whether an Indemnified Person's conduct complies with the standards set forth under the DGCL, the Restated Certificate of Incorporation of the Company, the Bylaws of the Company, as the case may be, shall be made by independent legal counsel selected by such Indemnified Person and reasonably acceptable to Parent; and provided further that nothing in this Section 7.9 shall impair any rights of any Indemnified Person. Without limiting the generality of the preceding sentence, in the event that any Indemnified Person becomes involved in any actual or threatened action, suit, claim, proceeding or investigation after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, promptly advance to such Indemnified Person his or her legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the providing by such Indemnified Person of an undertaking to reimburse all amounts so advanced in the event of a non-appealable determination of a court of competent jurisdiction that such Indemnified Person is not entitled thereto.

                  (b) Prior to the Effective Time and subject to the proviso in the following sentence relating to the cost thereof, the Company shall have the right to obtain and pay for in full a "tail" coverage directors' and officers' liability insurance policy ("D&O Insurance") covering a period of not less than six years after the Effective Time and providing coverage in amounts and on terms consistent with the Company's existing D&O Insurance. In the event the Company is unable to obtain such insurance, Parent shall cause the Surviving Corporation to maintain the Company's D&O Insurance for a period of not less than six years after the Effective Time; provided, that the Surviving Corporation may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers; provided further that if the existing D&O Insurance expires or is cancelled during such period, Parent or the Surviving Corporation shall use its best efforts to obtain substantially similar D&O Insurance; and provided further that the Company shall not, without Parent's consent, expend an amount in excess of 300% of the last annual premium paid prior to the date hereof to procure the above described "tail" coverage and neither Parent nor the Surviving Corporation shall be required to expend, in order to maintain or procure an annual D&O Insurance policy, in lieu of a tail policy, an amount in excess of 300% of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

                  (c) The provisions of this Section 7.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation.

         Section 7.10 Board of Directors. Promptly after such time as Sub purchases Shares pursuant to the Offer (but subject to the satisfaction of the Minimum Condition), Sub shall be entitled, to the fullest extent permitted by law, to designate at its option up to that number of directors, rounded to the nearest whole number, of the Company's Board of Directors, subject to compliance with Section 14(f) of the Exchange Act, as will make the percentage of the Company's directors designated by Sub equal to the aggregate voting power of the shares of Common Stock held by Parent or any of its Subsidiaries; provided, however, that in the event that Sub's designees are elected to the Board of Directors of the Company, until the Effective Time, such Board of Directors shall have at least two directors who are directors on the date of this Agreement and who are not officers of the Company (the "Independent Directors"); and provided, further that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Directors shall, to the fullest extent permitted by law, designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate two persons to fill such vacancies who shall not be officers or affiliates of the Company or any of its Subsidiaries, or officers or affiliates of Parent or any of its Subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Following the election or appointment of Sub's designees pursuant to this Section 7.10 and prior to the Effective Time, (A) any amendment, or waiver of any term or condition, of this Agreement or the Restated Certificate of Incorporation or Bylaws of the Company and (B) any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Sub or waiver or assertion of any of the Company's rights hereunder, and any other consent or action by the Board of Directors with respect to this Agreement, will require the concurrence of a majority of the Independent Directors and no other action by the Company, including any action by any other director of the Company, shall be required for purposes of this Agreement. To the fullest extent permitted by applicable law, the Company shall take all actions requested by Parent which are reasonably necessary to effect the election of any such designee, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees). Parent and Sub will be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. In connection with the foregoing, the Company will promptly, at the option of Parent, to the fullest extent permitted by law, either increase the size of the Company's Board of Directors and/or obtain the resignation of such number of its current directors as is necessary to enable Sub's designees to be elected or appointed to the Company's Board of Directors as provided above.

         Section 7.11 HSR Act Filings; Reasonable Best Efforts. (a) Each of Parent and the Company shall (i) promptly make or cause to be made the filings required of such party or any of its Subsidiaries under the HSR Act and any other Antitrust Laws with respect to the Offer, the Merger and the other transactions contemplated by this Agreement,
(ii) comply at the earliest practicable date with any request under the HSR Act or such other Antitrust Laws for additional information, documents, or other material received by such party or any of its Subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Entity in respect of such filings, the Offer, the Merger or such other transactions, and (iii) cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under any Antitrust Laws with respect to any such filing, the Offer, the Merger or such other transactions. Each of Parent and the Company shall promptly inform the other of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Entity regarding any such filings, the Offer, the Merger or such other transactions.

                  (b) Each of Parent and the Company shall use all reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Offer, the Merger or any other transactions provided for in this Agreement under the Antitrust Laws. In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the Offer, the Merger or any other transactions provided for in this Agreement as violative of any Antitrust Law, each of Parent and the Company shall cooperate and use all reasonable best efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Offer, the Merger or any such other transactions. Each of Parent and the Company shall use all reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to the Offer, the Merger and such other transactions as promptly as possible after the execution of this Agreement.

                  (c) Each of the parties agrees to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger, and the other transactions contemplated by this Agreement, including (i) the obtaining of all other necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all other necessary registrations and filings (including other filings with Governmental Entities, if any), (ii) the obtaining of all necessary consents, approvals or waivers from third parties,
(iii) the preparation of the Form S-4, the Offer Documents, the Schedule 14D-9 and the Proxy Statement, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, in each case subject to the Company Board of Directors' fiduciary duties under applicable law.

                  (d) Notwithstanding anything to the contrary in this Section 7.11, (i) neither Parent nor any of its Subsidiaries shall be required to divest any of their respective businesses, product lines or assets that could reasonably be expected to have a Material Adverse Effect on Parent, (ii) neither Parent nor any of its Subsidiaries shall be required to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Parent, (iii) neither the Company nor its Subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on the Company, and
(iv) neither Parent nor Sub shall be required to waive any of the conditions to the Offer set forth in Exhibit A or any of the conditions of to the Merger set forth in Article VIII.

         Section 7.12 Stay Bonuses; Severance. (a) Prior to the Effective Time, the Company shall be permitted to award bonuses to employees of the Company or any of its Subsidiaries in an aggregate amount not to exceed $2,000,000, with such bonuses to be allocated at the direction of its Chief Executive Officer with the consent of Parent, which consent shall not be unreasonably withheld or delayed. Such bonuses shall be paid upon the earlier of 90 days following the Effective Time and 30 days following the date of termination hereof as described in Article IX (the "Payment Date") to each employee to whom such a bonus has been awarded and who continues to be employed by the Company (or any successor or affiliate of the Company) on the Payment Date or whose employment terminates prior to the Payment Date due to death, Disability, termination by the Company (or any successor or affiliate of the Company) without Cause, or termination by the employee with Good Reason (as such capitalized terms are defined in the Company's Severance Protection Plan); provided, however, that no such bonus shall be paid to any employee who has entered into a Severance Protection Agreement with the Company and whose employment terminates prior to the Payment Date entitling such employee to a severance payment pursuant to Section 3.1(b) of such Severance Protection Agreement.

                  (b) Subject to Section 7.1(c), Parent shall maintain or cause the Company or Surviving Corporation to maintain each of the Company's severance policy as in effect on the date hereof as set forth in Item 7.12(b) of the Company Letter or shall replace such policy with a policy providing equal or more favorable compensation, for a period of at least two years from the Effective Time.

                  (c) Each employee of the Company or any of its Subsidiaries whose employment is terminated upon, or within 18 months following, the consummation of the Offer, other than an employee who has entered into a Severance Protection Agreement with the Company, shall receive a cash payment from the Company or Parent in the amount of $8,000 which may, in the sole discretion of such employee, be used to obtain outplacement services, to assist in the transition to subsequent employment or for any other purpose.

         Section 7.13 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may reasonably be required to cause any dispositions of Shares (including derivative securities with respect to the Shares) or acquisition of Parent Shares (including derivative securities with respect to the Parent Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

         Section 7.14 Tax Treatment. This Agreement is intended to constitute a "plan of reorganization" with respect to the Offer and the Forward Merger for United States Federal income tax purposes. From and after the date of this Agreement, each party hereto shall use its reasonable best efforts to cause the Offer and the Forward Merger to qualify, and shall not, without the prior written consent of the other parties hereto, knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Offer and the Forward Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code. Following the Effective Time, neither the Surviving Corporation nor Parent nor any of their respective affiliates shall take any action or cause any action to be taken which could reasonably be expected to cause the Offer and the Forward Merger to fail to qualify as a reorganization under Section 368(a) of the Code. Parent shall use its reasonable best efforts to obtain an opinion of Skadden, Arps, Slate, Meagher & Flom LLP (which includes its affiliated law practice entities), or another nationally recognized United States Federal income tax counsel or "Big Five" accounting firm ("Tax Counsel") (based on the facts and customary representations and assumptions) that the Transaction will be treated as a "reorganization" within the meaning of Section 368(a) of the Code (the "Tax Opinion Standard"). Notwithstanding anything express or implied to the contrary in this Agreement, but subject to the provisions of this Section 7.14, if such opinion cannot be obtained, then, in Parent's reasonable discretion, the Reverse Merger shall be effected instead of the Forward Merger.

         Section 7.15 Affiliate Letters. As promptly as practicable, the Company shall deliver to Parent a letter identifying all persons who are at the time this Agreement is submitted for adoption by the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use all reasonable efforts to deliver or cause to be delivered to Parent, prior to the expiration of the Offer, an Affiliate Letter in a customary form for transactions of this type.

         Section 7.16 Litigation. The Company shall give Parent a reasonable opportunity to participate in the defense of any litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement or any other Acquisition Proposal and will not settle or compromise any such action without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed.

         Section 7.17 Rights Agreement. Except as expressly required by this Agreement, the Company shall not, without the prior written consent of Parent, amend the Rights Agreement or take any other action with respect to, or make any determination under, the Rights Agreement, including a redemption of the Rights or any action with respect to the Rights Agreement to facilitate an Acquisition Proposal; provided, however, that the Company may amend or take appropriate action under the Rights Agreement to delay the occurrence of a Distribution Date (as defined in the Rights Agreement) in response to the public announcement of an Acquisition Proposal.

         Section 7.18 Bank Debt. The Company agrees to use its reasonable best efforts to seek the consent of its bank lenders and the issuers of letters of credit to the Company to permit the consummation of the transactions contemplated hereby, including, without limitation, the Offer and the Merger, without necessity to repay the indebtedness of the Company to such lenders or to replace such letters of credit.

                                  ARTICLE VIII
                              CONDITIONS PRECEDENT

         Section 8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                  (a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained; provided, however, that Parent and Sub shall vote all of their shares of capital stock of the Company entitled to vote thereon in favor of the Merger.

                  (b) No Injunction or Restraint. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used their reasonable best efforts to prevent the entry of any such temporary restraining order, injunction or other order, including, without limitation, taking such action as is required to comply with Section 7.11, and to appeal as promptly as possible any injunction or other order that may be entered.

                  (c) Purchase of Shares. Sub shall have previously accepted for payment and paid for Shares pursuant to the Offer; provided, however, that this condition shall be deemed satisfied if Parent or Sub fails to accept for payment and pay for Shares pursuant to the Offer in violation of the terms of this Agreement and/or the Offer.

                  (d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

                  (e) Listing Parent Shares. The Parent Shares to be issued in the Merger shall have been approved for listing on the NYSE.

                                   ARTICLE IX
                            TERMINATION AND AMENDMENT

         Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of the Company or Sub:

                  (a) by mutual written consent of Parent and the Company

                  (b) by either of Parent or the Company:

                           (i) if the Offer shall have expired or been
                  terminated in accordance with the terms of this Agreement without Parent or Sub having accepted for payment any Shares pursuant to the Offer, unless the failure to consummate the Offer is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement;

                           (ii) if the Offer shall not have been consummated on
                  or before August 31, 2001 (the "Outside Date"), unless the failure to consummate the Offer is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement;

                           (iii) if the Merger shall not have been consummated
                  as a result of any condition thereto in Article VIII being incapable of being satisfied; or

                           (iv) if any statute, rule, regulation, injunction or
                  decree having the effects set forth in subclause (a) or (b) of clause (3) of Exhibit A shall be in effect and shall have become final and nonappealable; or

                  (c) by Parent, upon the occurrence of the Trigger Event described in Section 7.5(a)(ii) hereof;

                  (d) by the Company, if the Company makes a Subsequent Determination in material compliance with Section 6.2 hereof and pursuant to the provisions of Section 6.6 hereof, provided the Company has paid or concurrently pays Parent the sums (including providing Parent with an undertaking confirming the Company's obligation to reimburse expenses as required by Section 7.5) required by Section 7.5(a) hereof; or

                  (e) by the Company (i) if Sub or Parent shall have breached in any material respect any of their respective covenants, obligations or other agreements under this Agreement, or (ii) if the representations and warranties of Parent and Sub set forth in this Agreement that are qualified as to materiality shall not be true and correct as of the date of the Agreement and as of the expiration of the date of termination of this Agreement (except to the extent expressly made as of an earlier date, in which case as of such date), or any of the representations and warranties set forth in the Agreement that are not so qualified by materiality shall not be true and correct in any material respect as of the date of this Agreement and as of the date of termination of this Agreement (except to the extent expressly made as of an earlier date, in which case as of such date); provided that this right of termination shall not be deemed to exist unless any such breaches of representation or warranty (without regard to any "Materiality" or "Material Adverse Effect" or similar qualifier or threshold), individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect on the Parent; provided, further that the breach of the covenant, obligation, agreement, representation or warranty is incapable of being or has not been cured by Parent or Sub prior to or on the date which is 10 calendar days immediately following written notice by the Company to Parent of such breach or failure to perform.

                  (f) by Parent (i) if the Company shall have breached in any material respect any of its covenants, obligations or other agreements under this Agreement, or (ii) if the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall not be true and correct as of the date of the Agreement and as of the expiration of the date of termination of this Agreement (except to the extent expressly made as of an earlier date, in which case as of such date), or any of the representations and warranties set forth in the Agreement that are not so qualified by materiality shall not be true and correct in any material respect as of the date of this Agreement and as of the date of termination of this Agreement

(except to the extent expressly made as of an earlier date, in which case as of such date); provided that this right of termination shall not be deemed to exist unless any such breaches of representation or warranty (without regard to any "Materiality" or "Material Adverse Effect" or similar qualifier or threshold), individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect on the Company; provided, further that the breach of the covenant, obligation, agreement, representation or warranty is incapable of being or has not been cured by the Company prior to or on the date which is 10 calendar days immediately following written notice by Parent to the Company of such breach or failure to perform.

         Section 9.2 Effect of Termination. In the event of a termination of this Agreement by either the Company or Parent as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors, except with respect to Section 4.15, Section 5.16,
Section 7.5, this Section 9.2 and Article X and the last sentences of each of
Section 1.2(c) and Section 7.4; provided, however, that nothing herein shall relieve any party for liability for any willful or knowing breach hereof.

         Section 9.3 Amendment. Subject to Section 1.1 and Section 7.10, this Agreement may be amended by the parties hereto at any time before or after obtaining the Company Stockholder Approval, but if the Company Stockholder Approval shall have been obtained, thereafter no amendment shall be made which by law requires further approval by the Company's stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         Section 9.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) subject to the provisions of
Section 7.10, extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) subject to the provisions of
Section 7.10, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) subject to the provisions of Section 7.10, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                    ARTICLE X
                               GENERAL PROVISIONS

         Section 10.1 Non-Survival of Representations and Warranties and Agreements. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

         Section 10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a) if to Parent or Sub, to:

                           The Williams Companies, Inc.
                           One Williams Center
                           Tulsa, Oklahoma 74172
                           Attn: William G. von Glahn and Rebecca H. Hilborne Telecopy No.: (918) 573-5942

         with a copy to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           Four Times Square
                           New York, NY 10036
                           Attn: Morris Kramer and Richard Grossman
                           Telecopy No.: 212-735-2000

         (b) if to the Company, to:

                           Barrett Resources Corporation
                           1515 Arapahoe Street
                           Tower 3, Suite 1000
                           Denver, Colorado 80202
                           Attn: Eugene A. Lang, Jr.
                           Telecopy No.: (303) 629-8275

         with copies to:

                           Sidley Austin Brown & Wood
                           Bank One Plaza
                           10 South Dearborn Street
                           Chicago, Illinois 60603
                           Attn: Thomas A. Cole and Paul L. Choi
                           Telecopy No.: (312) 853-7036

         Section 10.3 Interpretation; Definitions. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         As used in this Agreement, the following terms have the meanings specified or referred to in this Section 10.3 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented or modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

         "ACQUISITION PROPOSAL" shall have the meaning set forth in Section 6.2(f).

         "AGREEMENT" means this Agreement and Plan of Merger, dated as of May 7, 2001, among Parent, Sub and the Company.

         "ANTITRUST LAWS" means, collectively, the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

         "BENEFICIAL OWNER" or "BENEFICIALLY OWNING" shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

         "BENEFIT PLAN" means any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, employee stock purchase, stock appreciation, restricted stock or other employee benefit plan, agreement or arrangement, in each case that is maintained, sponsored, contributed to or required to be contributed to by the Company or any ERISA Affiliate for the benefit of providing benefits to any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries.

         "CERTIFICATE OF MERGER" shall have the meaning set forth in Section
2.3.

         "CERTIFICATES" shall have the meaning set forth in Section 3.2(b).

         "CLOSING DATE" shall have the meaning set forth in Section 2.2.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMPANY" shall have the meaning set forth in the introductory paragraph of this Agreement.

         "COMPANY COMMON STOCK" shall have the meaning set forth in the second recital provision of this Agreement.

         "COMPANY CONTRACTS" shall have the meaning set forth in Section
4.18(a).

         "COMPANY FILED SEC DOCUMENTS" shall have the meaning set forth in
Section 4.7.

         "COMPANY INTELLECTUAL PROPERTY" shall have the meaning set forth in
Section 4.20.

         "COMPANY LETTER" shall have the meaning set forth in Section 4.2.

         "COMPANY PREFERRED STOCK" shall have the meaning set forth in Section 4.3.

         "COMPANY RIGHTS" shall have the meaning set forth in Section 4.3.

         "COMPANY RIGHTS AGENT" shall have the meaning set forth in Section 4.3.

         "COMPANY RIGHTS AGREEMENT" shall have the meaning set forth in Section 4.3.

         "COMPANY SEC DOCUMENTS" shall have the meaning set forth in Section
4.6.

         "COMPANY SERIES A PREFERRED SHARES" shall have the meaning set forth in
Section 4.3.

         "COMPANY STOCK OPTIONS" shall have the meaning set forth in Section
4.3.

         "COMPANY STOCK PLANS" shall have the meaning set forth in Section 4.3.

         "COMPANY STOCKHOLDER APPROVAL" shall have the meaning set forth in
Section 4.16.

         "COMPANY STOCKHOLDERS MEETING" shall have the meaning set forth in
Section 6.2(b).

         "CONFIDENTIALITY AGREEMENT" shall have the meaning set forth in Section 7.4.

         "CONSENTS" means with respect to a Governmental Entity or Person, any consent, approval, order or authorization of, or registration, declaration or filing with or exemption by such Governmental Entity or Person, as the case may be.

         "CONSTITUENT CORPORATIONS" shall have the meaning set forth in the introductory paragraph of this Agreement.

         "CONSUMMATION OF THE OFFER" means the purchase of Shares pursuant to the Offer.

         "DERIVATIVE TRANSACTIONS" shall have the meaning set forth in Section 4.22(b).

         "D&O INSURANCE" shall have the meaning set forth in Section 7.9(b).

         "DGCL" means the General Corporation Law of the State of Delaware.

         "EFFECTIVE TIME" shall have the meaning set forth in Section 2.3.

         "ENVIRONMENTAL LAWS" shall mean all foreign, Federal, state and local laws, regulations, rules and ordinances relating to pollution or protection of the environment or human health and safety, including, without limitation, laws relating to releases or threatened releases of Hazardous Substances into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances; all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances; all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources; and common law to the extent it relates to or applies to exposure to or impact of Hazardous Substances on persons or property.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations promulgated thereunder.

         "ERISA AFFILIATE" shall have the meaning set forth in Section 4.13(b).

         "ERISA BENEFIT PLAN" means a U.S. Benefit Plan maintained as of the date of this Agreement which is also an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) or which is also an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA).

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

         "EXCHANGE AGENT" shall have the meaning set forth in Section 3.2(a).

         "EXCHANGE FUND" shall have the meaning set forth in Section 3.2(a).

         "EXCHANGE RATIO" shall have the meaning set forth in the third recital provision of this Agreement (subject to adjustment as contemplated by Section 3.4).

         "EXPENSES" means documented and reasonable out-of-pocket fees and expenses incurred or paid by or on behalf of Parent in connection with the Offer, the Merger or the consummation of any of the transactions contemplated by this Agreement, including all reasonable fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants to Parent.

         "FORM S-4" shall have the meaning set forth in Section 7.3.

         "FORWARD MERGER" shall have the meaning set forth in the second recital provision of this Agreement.

         "GAAP" means United States generally accepted accounting principles.

         "GOLDMAN, SACHS" shall have the meaning set forth in Section 1.2(a).

         "GOVERNMENTAL ENTITY" means any Federal, state, local or foreign government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational.

         "HAZARDOUS SUBSTANCES" shall mean (a) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, and radon gas;
(b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants" or "pollutants" or words of similar meaning and regulatory effect; or (c) any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental Law.

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "INDEBTEDNESS" shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all letters of credit issued for the account of such Person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business), (d) all capitalized lease obligations of such Person, (e) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof), and (f) all guarantees and arrangements having the economic effect of a guarantee of such Person of any indebtedness of any other Person.

         "INDEMNIFIED PERSON" shall have the meaning set forth in Section
7.9(a).

         "INDEPENDENT DIRECTORS" shall have the meaning set forth in Section
7.10.

         "INFORMATION STATEMENT" shall have the meaning set forth in Section
4.8.

         "KNOWLEDGE" shall mean the actual knowledge of the executive officers of the Company or the executive officers of Parent, as the case may be.

         "LIENS" means any pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.

         "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" means, when used in connection with the Company or Parent, as the case may be, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that is materially adverse to the business, properties, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, or Parent and its Subsidiaries taken as a whole, as the case may be, provided, however, that
(i) any adverse change, effect or development that is caused by or results from conditions affecting the United States economy generally or the economy of any nation or region in which the Company or Parent, as the case may be, or its Subsidiaries conducts business that is material to the business of the Company or Parent, as the case may be, and its Subsidiaries, taken as a whole, shall not be taken into account in determining whether there has been (or whether there could reasonably be foreseen) a "Material Adverse Change" or "Material Adverse Effect" with respect to the Company or Parent, as the case may be, (ii) any adverse change, effect or development that is caused by or results from conditions generally affecting the industries (including the oil and gas industry) in which the Company or Parent, as the case may be, conducts its business shall not be taken into account in determining whether there has been (or whether there could be reasonably be foreseen) a "Material Adverse Change" or "Material Adverse Effect" with respect to the Company or Parent, as the case may be, and (iii) any adverse change, effect or development that is caused by or results from the announcement or pendency of this Agreement, the Offer, the Merger or the transactions contemplated hereby shall not be taken into account in determining whether there has been (or whether there could reasonably be foreseen) a "Material

Adverse Change" or "Material Adverse Effect" with respect to the Company or Parent, as the case may be.

         "MERGER" shall have the meaning set forth in Section 2.1.

         "MERGER CONSIDERATION" shall have the meaning set forth in the third recital provision of this Agreement.

         "MINIMUM CONDITION" shall have the meaning set forth in Exhibit A of this Agreement.

         "NYSE" means the New York Stock Exchange, Inc.

         "OFFER" shall have the meaning set forth in the second recital provision of this Agreement.

         "OFFER CONDITIONS" shall have the meaning set forth in Section 1.1(a).

         "OFFER CONSIDERATION" shall have the meaning set forth in the second recital provision of this Agreement.

         "OFFER DOCUMENTS" shall have the meaning set forth in Section 1.1(c).

         "OUTSIDE DATE" shall have the meaning set forth in Section 9.1(b).

         "PARENT" shall have the meaning set forth in the introductory paragraph of this Agreement.

         "PARENT COMMON STOCK" shall have the meaning set forth in the third recital provision of this Agreement.

         "PARENT FILED SEC DOCUMENTS" shall have the meaning set forth in
Section 5.7.

         "PARENT LETTER" means the letter from Parent to the Company dated the date hereof, which letter relates to this Agreement and is designated therein as the Parent Letter.

         "PARENT OPTIONS" shall have the meaning set forth in Section 7.2(b).

         "PARENT RIGHTS" means the rights to purchase Series A Junior Participating Preferred Stock issued pursuant to the Parent Rights Agreement.

         "PARENT RIGHTS AGREEMENT" means the Rights Agreement, dated as of February 6, 1996, between Parent and First Chicago Trust Company of New York, as rights agent, as amended.

         "PARENT SEC DOCUMENTS" shall have the meaning set forth in Section 5.6.

         "PARENT SHARES" shall have the meaning set forth in the second recital provision of this Agreement.

         "PARENT STOCK EQUIVALENTS" shall have the meaning set forth in Section 5.3.

         "PARENT STOCK OPTIONS" shall have the meaning set forth in Section 5.3.

         "PERMITS" means approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights.

          "PERSON" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (including any person as defined in Section 13(d)(3) of the Exchange Act).

         "PETRIE PARKMAN" shall have the meaning set forth in Section 1.2(a).

         "PROXY STATEMENT" shall have the meaning set forth in Section 4.5(b).

         "RECOMMENDATIONS" shall have the meaning set forth Section 1.2.

         "REPRESENTATIVE" means with respect to any Person, its officers, directors, investment bankers, attorneys, accountants, consultants or other agents, advisors or representatives.

         "RETAINED EMPLOYEE" shall have the meaning set forth in Section 7.1(a).

         "REVERSE MERGER" shall have the meaning set forth in the fourth recital provision of this Agreement.

         "RIGHTS AGREEMENT" shall mean that certain Rights Agreement between the Company and BankBoston, N.A. dated August 5, 1997, as amended.

         "SCHEDULE 14D-9" shall have the meaning set forth in Section 1.2(b).

         "SCHEDULE TO" shall have the meaning set forth in Section 1.1(c).

         "SEC" means the Securities and Exchange Commission.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

         "SHARES" shall have the meaning set forth in the second recital provision of this Agreement.

         "SIGNIFICANT SUBSIDIARY" of any person means a Subsidiary of such person that would constitute a "significant subsidiary" of such person within the meaning of Rule 1.02(v) of Regulation S-X as promulgated by the SEC.

         "STOCK EQUIVALENTS" shall have the meaning set forth in Section 4.3.

         "SUB" shall have the meaning set forth in the introductory paragraph of this Agreement.

         "SUBSEQUENT DETERMINATION" shall have the meaning set forth in Section 6.6.

         "SUBSEQUENT DETERMINATION NOTICE" shall have the meaning set forth in
Section 6.6.

         "SUBSIDIARY" or "SUBSIDIARY" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

         "SUPERIOR PROPOSAL" shall have the meaning set forth in Section 6.2(f).

         "SURVIVING CORPORATION" shall have the meaning set forth in Section
2.1.

         "TAX" and "TAXES" means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum or any other tax, custom, duty, levy, tariff, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity.

         "TAX OPINION STANDARD" shall have the meaning set forth in Section
7.14.

         "TAX RETURN" means any return, report or similar statement (including any related or supporting information) required to be filed with respect to any Tax including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

         "TERMINATION FEE" shall have the meaning set forth in Section 7.5(b).

         "THIRD PARTY" means any Person (or group of Persons) other than Parent and its affiliates.

         "TRANSACTION" shall have the meaning set forth in the eighth recital provision of this Agreement.

         "TRANSFER TAXES" shall have the meaning set forth in Section 7.7.

         "TREASURY REGULATIONS" means the final and temporary (but not proposed) income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

         "TRIGGER EVENT" shall have the meaning set forth in Section 7.5(a).

         Section 10.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         Section 10.5 Entire Agreement; No Third-Party Beneficiaries. Except for the Confidentiality Agreement, this Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except for the provisions of Section 7.1,
Section 7.2, Section 7.9, Section 7.12 and Section 7.13, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         Section 10.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         Section 10.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Notwithstanding the foregoing, Sub shall have the right, effective upon written notice to the Company, to transfer or assign, in whole or from time to time in part, to Parent or to one or more other wholly-owned Subsidiaries of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment shall in no way prejudice the rights of tendering stockholders to receive payment for their Shares validly tendered and accepted for payment pursuant to the Offer, adversely affect the ability of the parties to complete the Transaction or relieve Sub of its obligations hereunder.

         Section 10.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

         Section 10.9 Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity.

         Section 10.10 Obligations of Subsidiaries. Whenever this Agreement requires any Subsidiary of Parent (including Sub) or of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of Parent or the Company, as the case may be, to cause such Subsidiary to take such action.

         IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                   THE WILLIAMS COMPANIES, INC.


                                   By: /s/ Keith E. Bailey
                                       -----------------------------------------
                                            Name:  Keith E. Bailey
                                            Title: Chairman, President and Chief
                                                   Executive Officer


                                   RESOURCES ACQUISITION CORP.


                                   By: /s/ Steven J. Malcolm
                                       -----------------------------------------
                                            Name:  Steven J. Malcolm
                                            Title: President


                                   BARRETT RESOURCES CORPORATION


                                   By: /s/ Peter A. Dea
                                       -----------------------------------------
                                            Name:  Peter A. Dea
                                            Title: Chairman and Chief Executive
                                                   Officer

                                                                       EXHIBIT A


                             CONDITIONS OF THE OFFER

                  Notwithstanding any other provision of the Offer, subject to the terms of the Agreement, Sub shall not be required to accept for payment or pay for, (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer)) any Shares tendered, if by the expiration of the Offer (as it may be extended in accordance with the requirements of Section 1.1), (1) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer 16,730,502 shares of Company Common Stock (the "Minimum Condition"), (2) the applicable waiting period under the HSR Act and any other applicable Antitrust Laws shall not have expired or been terminated, or (3) at any time on or after the date of the Agreement and prior to the acceptance for payment of Shares pursuant to the Offer, any of the following conditions exist:

                  (a) there shall be instituted or pending any action or proceeding by any Governmental Entity:

                           (i) challenging or seeking to make illegal, to delay
                  materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer or the Merger, the acceptance for payment of, or the payment for, some of or all the Shares by Parent or Sub or the consummation by Parent or Sub of the Merger or seeking to obtain material damages,

                           (ii) seeking to restrain or prohibit Parent's or
                  Sub's ownership or operation (or that of their respective Subsidiaries or affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or to compel Parent or any of its Subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole,

                           (iii) seeking to impose material limitations on the
                  ability of Parent or any of its Subsidiaries effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Parent or any of its Subsidiaries or affiliates on all matters properly presented to the Company's stockholders, or

                           (iv) seeking to require divestiture by Parent or any
                  of its Subsidiaries of any Shares; or

                  (b) there shall be any action taken, or any statute, rule, regulation, injunction, order or decree enacted, enforced, promulgated, issued or deemed applicable to the Agreement, the Offer or the Merger, by any Governmental Entity that is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (iv) of paragraph
(a) above, subject as aforesaid; or



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

                  (c) the Company shall have breached or failed to perform in any material respect any of its covenants, obligations or agreements under the Agreement; or

                  (d) the representations and warranties of the Company set forth in the Agreement that are qualified as to materiality shall not be true and correct as of the date of the Agreement and as of the expiration of the Offer (including any extension thereof) (except to the extent expressly made as of an earlier date, in which case as of such earlier date), or any of the representations and warranties set forth in the Agreement that are not so qualified as to materiality shall not be true and correct in any material respect as of the date of the Agreement and as of the expiration of the Offer (except to the extent expressly made as of an earlier date, in which case as of such earlier date); provided that this condition shall not be deemed to exist unless any such breaches of representation or warranty (without regard to any "Materiality" or "Material Adverse Effect" or similar qualifier or threshold), individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect on the Company; or

                  (e) this Agreement shall have been terminated in accordance with its terms; or

                  (f) the Board of Directors of the Company (or any committee thereof) shall have made a Subsequent Determination;

which, in the good faith judgment of Parent in any such case makes it inadvisable to proceed with such acceptance for payment or payment.

                  The foregoing conditions are for the sole benefit of Parent and Sub and may, subject to the terms of this Agreement, be waived by Parent and Sub in their reasonable discretion in whole at any time or in part from time to time. The failure by Parent or Sub at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. Terms used but not defined herein shall have the meaning assigned to such terms in the Agreement to which this Exhibit A is a part.



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